As filed with the Securities and Exchange Commission on August 18, 2003

Registration No. 333-105939

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLS FARGO & COMPANY

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation or organization)

41-0449260

(I.R.S. Employer

Identification No.)

420 Montgomery Street

San Francisco, California 94163

(800) 411-4932

(Address, including zip code, and telephone number, including area code, of Wells Fargo & Company’s principal executive offices)

Stanley S. Stroup

Executive Vice President and General Counsel

Wells Fargo & Company

MAC #A0149-072

633 Folsom Street

San Francisco, California 94107

415-396-6019

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

With a copy to:

Mary E. Schaffner Wells Fargo & Company MAC #N9305-173 Wells Fargo Center, 17th Floor Sixth and Marquette Minneapolis, Minnesota 55479	Sonia A. Shewchuk Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402-3901

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE (1)

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Floating Rate Convertible Senior Debentures due 2033	$3,000,000,000	100.0%	$3,000,000,000	$242,700

Common Stock, par value $1-2/3 per share	63,224,400(2)	(2)	(2)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act, exclusive of accrued interest, if any.

(2)	The number of shares of Common Stock registered hereunder is based upon the maximum number of shares of Common Stock that are issuable upon conversion of the Debentures. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of Common Stock issuable upon conversion of the Debentures because no additional consideration will be received by the Registrant in connection with the exercise of the conversion privilege.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer and sale is not permitted.

Subject to Completion, Dated August 18, 2003

PROSPECTUS

$3,000,000,000

WELLS FARGO & COMPANY

Floating Rate Convertible Senior Debentures due 2033

        Wells Fargo & Company issued the debentures in a private placement on April 15, 2003. The initial purchasers resold the debentures to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus will be used by the selling securityholders from time to time to resell their debentures and any common stock issuable upon conversion of their debentures. We will not receive any proceeds from the sale of the debentures or the common stock.

        The debentures bear regular interest at an annual rate (not less than 0%) equal to 3-month LIBOR, reset quarterly, minus .25%, until May 1, 2008. For the interest period from and including August 1, 2003 to but excluding November 1, 2003, the interest rate is .86625% per annum. We will pay regular interest quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, each of which we refer to as an “interest payment date,” beginning August 1, 2003, until May 1, 2008. After May 1, 2008, we will not pay regular interest on the debentures. Instead, on May 1, 2033, you will receive for each debenture the accreted principal amount of such debenture, which will be equal to the original principal amount of $1,000 increased daily by a variable yield beginning on May 1, 2008. See “Description of Debentures—Accreted Principal Amount” for details about the manner in which the yield will be determined. The debentures are our unsecured and unsubordinated obligations. For United States federal income tax purposes, the debentures are contingent payment debt instruments. See “Material United States Federal Income Tax Considerations.”

        Unless a remarketing reset event occurs as described below, the debentures will also have the following general terms:

•	If certain conditions are met, you may convert your debentures and receive a number of shares of our common stock determined as set forth in this prospectus or, if we so elect, cash or a combination of common stock and cash. See “Description of Debentures—Conversion Rights.”

•	We will pay contingent interest in cash in the amounts set forth in “Description of the Debentures—Contingent Interest” during any three-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the three-month period beginning on May 1, 2008, if the debentures are immediately convertible and the average trading price of the debentures for the five trading day measurement period immediately preceding the applicable three-month period equals 120% or more of the accreted principal amount of the debentures. We will also pay additional contingent interest in cash if such average trading price equals 200% or more of the accreted principal amount of the debentures. See “Description of the Debentures—Contingent Interest.”

•	We may redeem for cash all or a portion of the debentures at any time on or after May 5, 2008 at a price equal to the accreted principal amount of the debentures being redeemed, plus any accrued and unpaid interest, including contingent interest, to but excluding the date of redemption. See “Description of Debentures—Redemption of Debentures at Our Option.”

•	Upon a change in control, you may require us to purchase for cash all or a portion of your debentures at a price equal to the accreted principal amount of the debentures being purchased, plus any accrued and unpaid interest, including contingent interest, to but excluding the date of purchase. See “Description of Debentures—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder.”

•	You may require us to purchase for cash all or a portion of your debentures on each of May 1, 2008, 2013, 2018, 2023 and 2028, at a price equal to the accreted principal amount of the debentures being purchased, plus any accrued and unpaid interest, including contingent interest, to but excluding the date of purchase, if the debentures are not immediately convertible on such date. See “Description of Debentures—Purchase of Debentures by Us at the Option of the Holder.”

        If a remarketing reset event occurs, then:

•	The debentures will no longer be convertible into our common stock.

•	You will not have the right to require us to purchase your debentures unless there is a failed remarketing.

•	We will not pay regular cash interest or contingent interest on the debentures.

•	The yield at which the principal amount of the debentures will accrete will be reset on the date on which a remarketing reset event occurs and annually on each May 1 thereafter until maturity to a yield (not less than 0%) such that the proceeds from the remarketing of the debentures, net of any remarketing fee, will be 100% of their accreted principal amount.

A “remarketing reset event” will occur if the average of the closing sale prices of our common stock over the five trading day period ending on the trading day immediately preceding May 1 of 2008, 2013, 2018, 2023 or 2028 is less than the effective conversion price as of such trading day. The “effective conversion price” is initially $100 and is equal to the accreted principal amount of a debenture divided by the conversion rate. See “Description of the Debentures—Remarketing Reset Event.”

        Our common stock is listed on the New York Stock Exchange under the symbol “WFC.” On August 15, 2003, the last reported sale price of our common stock was $50.52.

        Investing in the debentures involves risks. See “ Risk Factors” beginning on page 9.

        The debentures are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, The Bank Insurance Fund or any other governmental agency.

        Neither the Securities and Exchange Commission (the “SEC”) nor any other federal or state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2003.

We are not, and the selling securityholders are not, making an offer to sell the debentures in any jurisdiction except where an offer or sale is permitted.

This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of us and the terms of the offering and the debentures, including the merits and risks involved.

We are not, and the selling securityholders are not, making any representation to any purchaser of the debentures regarding the legality of an investment in the debentures by the purchaser under any legal investment or similar laws or regulations. You should not consider any information contained or incorporated by reference in this prospectus to be legal, business or tax advice. You should consult your own attorney, accountant, business adviser and tax adviser for legal, tax, business and financial advice regarding an investment in the debentures.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized any person to provide you with different information or to make any representation not contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume the information contained in this prospectus is accurate after the date on the front cover of this prospectus or that the information contained in documents incorporated by reference is accurate after the respective dates of filing of the incorporated documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling securityholders reserve the right to withdraw this offering of the debentures at any time. The selling securityholders also reserve the right to reject any offer to purchase some or all of the debentures for any reason and to allot to any prospective investor less than the full amount of debentures sought by the investor.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the debentures under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the selling securityholders will have any responsibility therefor.

i

DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. You should obtain and review carefully copies of the documents incorporated by reference. References herein to this prospectus will be deemed to include the documents incorporated by reference. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until this offering is completed (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2002, including information specifically incorporated by reference into our Form 10-K from our 2002 Annual Report to Stockholders and our definitive Proxy Statement for our 2003 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	Current Reports on Form 8-K filed January 21, 2003, March 5, 2003, April 11, 2003, April 15, 2003, May 5, 2003, July 3, 2003, July 8, 2003, July 15, 2003 and July 30, 2003; and

•	The description of Wells Fargo common stock contained in Exhibit 99(e) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendment or report filed to update such description.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange and Chicago Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060, and for further information on obtaining copies of our public filings at the Chicago Stock Exchange, you should call (312) 663-2423.

You may obtain information, including the documents incorporated by reference (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to or telephoning us at the following address:

Laurel A. Holschuh

Corporate Secretary

Wells Fargo & Company

Wells Fargo Center

MAC #N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Phone: (612) 667-8655

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus and in certain documents incorporated by reference in this prospectus. You should read this entire prospectus and the documents we have incorporated by reference into this prospectus carefully, including the section entitled “Risk Factors” and our financial statements and notes thereto, before making an investment decision.

The Company

Wells Fargo & Company is a diversified financial services company organized under the laws of the State of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. As a diversified financial services organization, we own subsidiaries engaged in banking and a variety of related businesses. Our subsidiaries provide banking, insurance, investment, mortgage and consumer finance services through stores, the internet and other distribution channels throughout North America and elsewhere internationally.

We are a separate and distinct legal entity from our banking and other subsidiaries. Our principal source of funds to pay dividends on our common and preferred stock and debt service on our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

When we refer to “Wells Fargo,” “our company,” “we,” “our” and “us” in this prospectus under the headings “Ratios of Earnings to Fixed Charges” and “Capitalization,” we mean Wells Fargo & Company and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we are referring only to Wells Fargo & Company unless the context indicates otherwise.

The Offering

Debentures	$3,000,000,000 aggregate original principal amount of Floating Rate Convertible Senior Debentures due 2033. The original principal amount of each debenture is $1,000.

Stated Maturity	May 1, 2033.

Regular Interest

The debentures bear regular interest to but excluding May 1, 2008 at an annual rate (not less than 0%) equal to 3-month LIBOR, reset quarterly, minus .25%. We will pay regular interest quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, each an “interest payment date,” beginning August 1, 2003, until May 1, 2008. The rate of interest for the interest period from and including August 1, 2003 to but excluding November 1, 2003 is .86625% per annum. After May 1, 2008, we will not pay regular interest on the debentures.

Accreted Principal Amount

On May 1, 2033, the stated maturity of the debentures, you will receive for each debenture the accreted principal amount of such debenture, which will equal the original principal amount of $1,000 increased daily by a variable yield which:

•	until April 30, 2008, will be 0% per annum; and

•	beginning on May 1, 2008,

•	will be reset quarterly to a rate (not less than 0%) equal to 3-month LIBOR minus .25% per annum, until a remarketing reset event occurs; and

•	on and after the date on which a remarketing reset event occurs (including a remarketing reset event on May 1, 2008), will be reset annually and will equal the yield (not less than 0%) such that the proceeds from the remarketing of the debentures, net of any remarketing fee, will be 100% of their accreted principal amount.

Remarketing Reset Event

If the average of the closing sale prices of our common stock over the five trading day period ending on the trading day immediately before May 1 of 2008, 2013, 2018, 2023 or 2028, each a “remarketing reset event date,” is less than the effective conversion price as of such trading day, which we refer to as a “remarketing reset event,” then after such remarketing reset event date:

•	the debentures will no longer be convertible into our common stock;

•	you will not have the right to require us to repurchase your debentures unless there is a failed remarketing as described below;

•	we will not pay regular cash interest or contingent interest on the debentures; and

•	the yield on the debentures will be reset on such remarketing reset event date and annually on each May 1 thereafter until maturity, each a “remarketing reset date,” to a yield (not less than 0%), which we refer to as the “reset yield,” equal to the yield to the next remarketing reset date such that the proceeds from the remarketing of the debentures, net of any remarketing fee, are 100% of their accreted principal amount.

After a remarketing reset event, the principal amount of the debentures will accrete at the reset yield. The reset yield will not be paid in cash.

The “effective conversion price” is initially $100 and will be, as of any date of determination, a dollar amount equal to:

•	the accreted principal amount, which is $1,000 until May 1, 2008, divided by

•	the conversion rate (which is currently 10) then in effect, assuming a conversion date eight trading days prior to the date of determination.

You will have the right to elect to have your debentures remarketed on any remarketing reset date. If a remarketing of the debentures is required on any remarketing reset date but the remarketing is not successful, you have the right to require us to purchase for cash all or a portion of your debentures at 100% of the accreted principal amount of the debentures to be purchased, plus any accrued and unpaid interest, including contingent interest, to but excluding the date of purchase.

If less than $50 million aggregate original principal amount of the debentures are to be remarketed in any remarketing or if the debentures are not successfully remarketed on any remarketing reset date, the yield to maturity of the debentures will be reset to the rate necessary, in the judgment of the remarketing agent, for the debentures to trade at a price equal to 100% of their accreted principal amount.

Conversion Rights	You may convert your debentures under the following circumstances:

•	at any time after September 30, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter is more than 120% of the base conversion price (initially 120% of $100.00, or $120.00);

•	during any period in which the credit rating assigned to the debentures by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors (“S&P”) is below A–, or the credit rating assigned to the debentures by Moody’s Investor Services and its successors (“Moody’s”) is below A1, or no rating is assigned to the debentures by either S&P or Moody’s;

•	during the five business day period after a trading price condition occurs; a “trading price condition” means that the trading price of the debentures for each day of a five consecutive trading day period was less than 98% of the product of the closing sale price of our common stock and the conversion rate based on such closing sale price;

•	if the debentures have been called for redemption; or

•	upon the occurrence of certain corporate transactions described under “Description of Debentures—Conversion Rights—Conversion Rights Upon Occurrence of Certain Corporate Transactions.”

Upon conversion, we will have the right to deliver, instead of shares of our common stock, cash or a combination of cash and common stock. If we elect to pay you cash for your debentures, the payment will be based on the applicable stock price. If we have not given notice of redemption specifying that we intend to deliver cash upon conversion of any debentures after notice of redemption has been given, we must give notice of our election to deliver cash not more than two business days after the conversion date.

If a remarketing reset event occurs, from and after the date of such remarketing reset event, the debentures will not be convertible. Otherwise, the ability to surrender debentures for conversion will expire at the close of business on the stated maturity of the debentures, unless they have previously been redeemed or repurchased. See “Description of Debentures—Conversion Rights.”

Conversion Rate	Upon conversion, you will receive, per debenture, a number of shares of our common stock equal to the conversion rate. An increase in the accreted principal amount of a debenture will not result in an increase in the conversion rate.

Before May 1, 2008, the conversion rate is:

•	if the applicable stock price is less than or equal to the base conversion price, the base conversion rate; or

•	if the applicable stock price is greater than the base conversion price, determined in accordance with the following formula:

Base Conversion Rate	+	[	(Applicable Stock Price – Base Conversion Price)	x	Incremental Share Factor	]
Applicable Stock Price

However, in no event will the conversion rate exceed 21.0748, subject to the same anti-dilution adjustments as the base conversion rate described below, which we refer to as the “maximum conversion rate.”

Beginning on May 1, 2008, the conversion rate will be fixed at the conversion rate determined as set forth above, assuming a conversion date that is eight trading days before May 1, 2008, which we refer to as the “fixed conversion rate.”

The “base conversion rate” is 10, subject to anti-dilution adjustments as described under “Description of Debentures—Conversion Rights—Conversion Rate Adjustments.”

The “base conversion price” is a dollar amount derived by dividing the accreted principal amount per debenture (which is $1,000 until May 1, 2008) by the base conversion rate. The initial base conversion price is $100.

The “incremental share factor” is 33.5, subject to the same anti-dilution adjustments as the base conversion rate.

The “applicable stock price” is equal to the average of the closing sale prices of our common stock over the five trading day period starting the third trading day following the conversion date of the debentures.

Contingent Interest

Commencing with the three-month period beginning on May 1, 2008, we will pay contingent interest in cash to holders of the debentures in the amounts set forth in “Description of the Debentures—Contingent Interest” during any three-month period from and including an interest payment date to but excluding the next interest payment date, if:

•	a remarketing reset event has not occurred;

•	the average trading price of the debentures for the five trading day measurement period immediately preceding the first day of the applicable three-month period equals 120% or more of the accreted principal amount of the debentures; and

•	the debentures are immediately convertible by their terms on the first day of such measurement period.

We will also pay additional contingent interest in cash in an amount equal to .0625% of the average trading price of a debenture for the five trading day measurement period specified in the preceding sentence for any applicable three-month period commencing on or after May 1, 2008 if:

•	a remarketing reset event has not occurred;

•	the average trading price of the debentures for such five trading day measurement period equals 200% or more of the accreted principal amount of the debentures; and

•	the debentures are immediately convertible by their terms on the first day of such measurement period.

Any contingent interest or additional contingent interest will be payable on the interest payment date immediately following the end of the relevant three-month period.

Redemption of Debentures at Our Option

We may not redeem the debentures before May 5, 2008. Unless a remarketing reset event occurs, beginning on May 5, 2008 we may redeem the debentures for cash at any time in whole and from time to time in part. The redemption price of a debenture will equal 100% of the accreted principal amount of the debentures to be redeemed plus any accrued and unpaid interest, including contingent interest, to but excluding the redemption date.

Holders may convert their debentures after they are called for redemption at any time before the close of business on the business day immediately preceding the redemption date. Our notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock in the event that a holder elects to convert debentures in connection with the redemption. See “Description of Debentures—Redemption of Debentures at Our Option.”

Purchase of Debentures by Us at the Option of Holder

Unless a remarketing reset event occurs on such date, or has previously occurred, you may require us to purchase all or a portion of your debentures on each of May 1, 2008, 2013, 2018, 2023 and 2028, at 100% of the accreted principal amount of the debentures to be purchased, plus any accrued and unpaid interest, including contingent interest, to but excluding the date of purchase, if the debentures are not immediately convertible on such date. See “Description of Debentures—Purchase of Debentures by Us at the Option of the Holder.”

Change in Control

Upon a change in control of Wells Fargo occurring at any time before May 1, 2033, unless a remarketing reset event has occurred, you may require us to purchase all or a portion of your debentures for cash at a price equal to 100% of the accreted principal amount of the debentures to be purchased, plus any accrued and unpaid interest, including contingent interest, to but excluding the date of purchase. See “Description of Debentures—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder.”

Ranking

The debentures are our unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures are structurally subordinated to the liabilities of our subsidiaries, including deposits and trade payables.

Sinking Fund	None.

Use of Proceeds	We will not receive any proceeds from the sale by selling securityholders of the debentures or the shares of stock issuable upon conversion of the debentures.

U.S. Federal Income Taxation

The debentures are treated as debt instruments subject to the United States federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any cash interest on the debentures, you will be required to include imputed interest in your gross income for United States federal income tax purposes. For United States federal income tax purposes, this imputed interest, also referred to as tax original issue discount, will accrue from April 15, 2003, the original issue date of the debentures, at the rate of 5.83% per year, compounded quarterly, which represents the yield at which we could have issued on such date noncontingent, nonconvertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures. United States holders are required to accrue this tax original issue discount on a constant yield to maturity basis at that rate subject to certain adjustments, with the result that a United States holder will recognize taxable income in excess of cash interest received while the debentures are outstanding.

You also will recognize gain or loss on the sale, exchange, conversion or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, exchange, conversion or retirement, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the debenture. Any gain recognized by you on the sale, exchange, conversion or retirement of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Material United States Federal Income Tax Considerations.”

DTC Eligibility

The debentures were issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Beneficial owners will not be considered holders under the indenture and will only be entitled to exercise any rights provided to holders under the debentures or the indenture through DTC. Any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Debentures—Book-Entry System.”

NYSE Symbol for Our Common Stock	“WFC”

RISK FACTORS

Your investment in the debentures will involve certain risks. You should carefully consider the following factors in addition to the other information included or incorporated by reference in this prospectus before making an investment in the debentures.

No active trading market exists for the debentures.

There is currently no existing public market for the debentures. We do not intend to list the debentures on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the debentures will develop or that you will be able to sell your debentures. Although the initial purchasers in the offering made pursuant to Rule 144A under the Securities Act informed us that they intended to make a market in the debentures, such initial purchasers may cease their market-making at any time.

Moreover, even if you are able to sell your debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the debentures, regardless of our prospects or financial performance.

The price of our common stock, and therefore of the debentures, may fluctuate significantly, which may make it difficult for you to resell the debentures, or common stock issuable upon conversion of the debentures, when you want or at prices you find attractive.

The price of our common stock on the New York Stock Exchange and the Chicago Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. Because the debentures are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures. Holders who have received common stock upon conversion will also be subject to the risk of volatility and depressed prices.

Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	recommendations by securities analysts;

•	new technology used, or services offered, by our competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate our acquisitions or realize anticipated benefits from our acquisitions;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in the financial services industry;

•	changes in government regulations; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as the recent terrorist attacks, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause our stock price to decrease regardless of our operating results.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

The yield on the debentures cannot be determined at this time and may be lower than the yield on a standard debt security of comparable maturity and may be zero.

Until a remarketing reset event occurs, the yield on the debentures will be based on 3-month LIBOR, which is the London Interbank Offered Rate, minus .25%. The yield on the debentures will be reset every three months. If LIBOR is at or below .25% per annum at the start of any three-month period before May 1, 2008, no interest will accrue on the debenture for such three-month period. Unless a remarketing reset event occurs, if LIBOR is at or below .25% per annum at the start of any three-month period on or after May 1, 2008, the principal amount of the debentures will not increase during that period. If a remarketing reset event occurs, the yield at which the principal amount of the debentures will accrete will be determined in connection with the remarketing. Therefore, the accreted principal amount of a debenture at maturity cannot be determined at this time and there can be no assurance that we will pay more than the $1,000 on the maturity date.

The amount we pay you may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior debt security of Wells Fargo with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The conditional conversion features of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

The debentures are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

Conversion of the debentures will dilute the ownership interest of existing shareholders.

The conversion of some or all of the debentures will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

The trading prices for the debentures will be directly affected by the trading prices for our common stock, which is impossible to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in Wells Fargo and by hedging or arbitrage trading activity that may develop involving the common stock. The arbitrage could, in turn, affect the trading prices of the debentures.

The debentures are structurally subordinated to debt of our subsidiaries.

The debentures are our obligations but our assets consist primarily of equity in our subsidiaries and, as a result, our ability to make payments on the debentures depends on our receipt of dividends, loan payments and other funds from our subsidiaries.

The debentures are not obligations of our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the debentures. All amounts due on the debentures will be structurally subordinated to all obligations and liabilities of our subsidiaries, including deposits and trade payables. The indenture relating to the debentures does not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock.

We may not have the ability to raise the funds necessary to finance the purchase of the debentures if required by holders pursuant to the indenture.

Upon the occurrence of certain specific kinds of change in control events, unless a remarketing reset event has occurred, we will be required to offer to purchase all outstanding debentures. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change in control” under the debentures. See “Description of Debentures—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder.” In addition, we will be required to offer to repurchase all outstanding debentures if there is a failed remarketing and, in certain circumstances, on May 1, 2008, 2013, 2018, 2023 and 2028. However, it is possible that we will not have sufficient funds available at any such time to make the required repurchase of debentures and restrictions in our other indebtedness outstanding in the future may not allow any such repurchase.

You should consider the United States federal income tax consequences of owning the debentures.

The debentures are treated as debt instruments subject to the United States federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any cash interest on the debentures, you will be required to include imputed interest in your gross income for United States federal income tax purposes. For United States federal income tax purposes, this imputed interest, also referred to as tax original issue discount, will accrue from April 15, 2003, the original issue date of the debentures, at the rate of 5.83% per year, compounded quarterly, which represents the yield at which we could have issued on such date noncontingent, nonconvertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures. United States holders are required to accrue this tax original issue discount on a constant yield to maturity basis at that rate (subject to certain adjustments), with the result that a United States holder will recognize taxable income in excess of cash interest received while the debentures are outstanding.

You also will recognize gain or loss on the sale, exchange, conversion or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, exchange, conversion or retirement, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the debenture. Any gain recognized by you on the sale, exchange, conversion or retirement of a debenture generally will be ordinary interest income; any loss will generally be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Material United States Federal Income Tax Considerations.”

Certain provisions in our certificate of incorporation and bylaws may deter potential acquirors and may depress our stock price.

Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Wells Fargo. See “Description of Capital Stock.”

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling securityholders of the debentures or the shares of common stock issuable upon conversion of the debentures.

RATIOS OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of Earnings to Fixed Charges:

Excluding interest on deposits	2.51	3.29	2.67	2.64	4.96	4.85	5.65
Including interest on deposits	1.62	2.07	1.82	1.79	3.13	3.06	3.51

•	The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes and effects of changes in accounting principles)*

+ (fixed charges) – (capitalized interest)

(fixed charges)

•	Fixed charges, excluding interest on deposits, consist of

•	interest on short-term borrowings and long-term debt,

•	amortization of debt expense,

•	capitalized interest, and

•	one-third of net rental expense, which we believe is representative of the interest factor.

•	Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

*	The ratios for 2002 exclude a transitional goodwill impairment charge accounted for as a cumulative effect of change in accounting principle.

We have included these computations in compliance with SEC regulations. However, we believe that the fixed charge ratios are not meaningful measures for our business due to two factors. First, even if our net income did not change, our ratios would decline if the proportion of our income that is tax-exempt increased. Conversely, our ratios would increase if the proportion of our income that is tax-exempt decreased. Second, even if our net income did not change, our ratios would decline if our interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, our ratios would increase if our interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

CAPITALIZATION

The following table shows our cash, cash equivalents and capitalization at June 30, 2003. You should read this information together with the more detailed information included in our financial statements and the accompanying notes incorporated by reference in this prospectus.

June 30, 2003
(dollars in millions)
Cash and cash equivalents[1]	$18,813

Total long-term debt	$58,513
Guaranteed preferred beneficial interests in Company’s subordinated debentures	3,385
Total stockholders’ equity	32,275

Total capitalization	$94,173

[1]	Cash and cash equivalents include federal funds sold and securities sold under resale agreements, which generally mature in less than 30 days.

DESCRIPTION OF DEBENTURES

We issued the debentures on April 15, 2003 under a senior indenture, dated as of April 15, 2003, between us and Citibank, N.A., as trustee. The following summary describes material terms of the debentures and the indenture. You should also read the indenture, including the form of the debentures attached thereto, which is on file at the SEC as an exhibit to the registration statement of which this prospectus is a part. As used in this description, all references to “Wells Fargo & Company,” “Wells Fargo,” “we,” “us” and “our” mean Wells Fargo & Company, excluding, unless otherwise expressly stated or the context otherwise requires, any of its subsidiaries.

General

The debentures are limited to $3,000,000,000 aggregate original principal amount and were issued in registered form without coupons in denominations of $1,000 original principal amount and integral multiples of $1,000 above that amount. We use the term “debenture” in this prospectus to refer to each $1,000 original principal amount of debentures. The stated maturity date of the debentures is May 1, 2033. At stated maturity, a holder of a debenture will receive the amount described below under “—Accreted Principal Amount.”

The debentures are unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures are structurally subordinated to the indebtedness and liabilities of our subsidiaries, including deposits and trade payables.

The debentures are redeemable prior to stated maturity on or after May 5, 2008 as described below under “—Redemption of Debentures at Our Option” if a remarketing reset event, as described below in “—Remarketing Reset Event,” has not occurred. The debentures do not have the benefit of a sinking fund.

Principal of and interest on the debentures will be payable at the office of the paying agent, which is currently Wells Fargo Bank Minnesota, N.A. The debentures may be presented for conversion at the office of the conversion agent if then convertible into shares of our common stock, and for registration of transfer or exchange at the office of the registrar. Each such agent is currently Wells Fargo Bank Minnesota, N.A. No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

We may not reissue a debenture that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled.

The debentures are debt instruments subject to the contingent payment debt regulations. The debentures were issued with original issue discount for U.S. federal income tax purposes, which we refer to as “tax original issue discount.” Even if we do not pay any regular or contingent interest on the debentures, holders will be required to include accrued tax original issue discount in their gross income for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

When we refer to a “holder” of a debenture, we mean the person in whose name the debenture is registered in the security register.

Regular Interest

The debentures bear interest, which we refer to as “regular interest,” at an annual rate (not less than 0%) equal to 3-month LIBOR (as defined below) minus .25%. Regular interest will accrue on the original principal amount of the debentures from April 15, 2003, or from the most recent date to which regular interest has been paid or provided for, to but excluding May 1, 2008. The annual rate of regular interest payable on the debentures will be reset quarterly on each LIBOR reset date (as defined below) prior to May 1, 2008. For the interest period from and including August 1, 2003 to but excluding November 1, 2003, the regular interest rate on the debentures is .86625% per annum. We will pay regular interest quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, each an “interest payment date,” beginning August 1, 2003, to the person in whose name a debenture is registered at the close of business on the January 15, April 15, July 15 or October 15 immediately preceding the relevant interest payment date, each of which we refer to as a “record date.” Each payment of regular interest will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date of the debentures) to but excluding the applicable interest payment date, which we refer to as an “interest period.” Regular interest on the debentures will be computed using the actual number of days in the interest period divided by 360. From and after May 1, 2008, we will not pay regular interest on the debentures, but the principal amount of the debentures will accrete as discussed below under “—Accreted Principal Amount.” Contingent interest and additional contingent interest, if any, as described below under “—Contingent Interest,” may be payable from and after May 1, 2008.

If any interest payment date, other than an interest payment date coinciding with the stated maturity date or an earlier redemption date or purchase date, falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day; however, if such business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the stated maturity date, redemption date or purchase date of a debenture falls on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or purchase date to such next succeeding business day. The term “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close, provided such day is also a London banking day (as defined below).

Maturity, conversion, purchase by us at the option of a holder or redemption of a debenture will cause interest to cease to accrue on such debenture.

The calculation agent will determine 3-month LIBOR on the second London banking day preceding the related LIBOR reset date, which we refer to as the “LIBOR determination date.”

“3-month LIBOR” means:

•	the rate for three-month deposits in United States dollars commencing on the related LIBOR reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR determination date;

•

if no rate appears on the particular LIBOR determination date on the Moneyline Telerate Page 3750, the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related LIBOR reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that LIBOR determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time;

•	if fewer than two offered quotations referred to in the preceding bullet point are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular LIBOR determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

•	if the banks so selected by the calculation agent are not quoting as mentioned in the preceding bullet point, 3-month LIBOR in effect on the preceding LIBOR determination date.

“LIBOR reset date” means each February 1, May 1, August 1 and November 1, commencing August 1, 2003. If any LIBOR reset date would otherwise be a day that is not a business day, that LIBOR reset date will be postponed to the next succeeding business day, except if that business day falls in the next succeeding calendar month, the LIBOR reset date will be the immediately preceding business day.

“London banking day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

“Moneyline Telerate Page 3750” means the display on Moneyline Telerate, or any successor service, on such page, or any other page as may replace such page on such service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

Accreted Principal Amount

At maturity, you will receive for each debenture the accreted principal amount of such debenture. The “accreted principal amount” of a debenture will equal the original principal amount of $1,000 increased by a variable yield, which is 0% until May 1, 2008 (which is the same period during which the debentures bear regular interest). Beginning on May 1, 2008 the yield will be reset:

•	if a remarketing reset event has not occurred, quarterly on each LIBOR reset date to a rate (not less than 0%) equal to 3-month LIBOR minus .25% per annum; the principal amount of the debentures will accrete daily beginning May 1, 2008 at such yield, compounded quarterly, and the yield will be calculated using the actual number of days elapsed from and including a LIBOR reset date, to but excluding the next succeeding LIBOR reset date; or

•

if a remarketing reset event has occurred, annually on each remarketing reset date (as defined below) to a yield (not less than 0%) equal to the yield to the next remarketing reset date such that the proceeds from the remarketing of the debentures, net of any remarketing fee, will be 100% of their accreted principal amount; the principal amount of the debentures will accrete daily at such yield, compounded annually. See “—Remarketing Reset Event” below.

The yield will be applied to the accreted principal amount per debenture as of the day preceding the most recent yield reset date. Upon request, the calculation agent will provide to you the most recent calculation of the accreted principal amount of a debenture. Wells Fargo Bank Minnesota, N.A. will initially be the calculation agent.

Remarketing Reset Event

If the average of the closing sale prices of our common stock over the five trading day period ending on the trading day immediately before May 1 of 2008, 2013, 2018, 2023 or 2028, each a “remarketing reset event date,” is less than the effective conversion price as of such trading day, which we refer to as a “remarketing reset event,” then after such remarketing reset event date:

•	we will not pay regular interest or contingent interest on the debentures;

•	the debentures will no longer be convertible into our common stock;

•	you will not have the right to require us to repurchase your debentures under the circumstances described under “—Purchase of Debentures by Us at the Option of Holder” and “—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder”; and

•	the yield on the debentures will be reset on such remarketing reset event date and annually on each May 1 thereafter until maturity, each a “remarketing reset date.”

“Closing sale price” of our common stock means, on any date, the closing sale price per share, or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices, on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

“Effective conversion price” means:

•	before May 1, 2008, a dollar amount derived by dividing the original principal amount of a debenture by the conversion rate then in effect as described below, assuming a conversion date eight trading days before the date of determination; and

•	from and after May 1, 2008, a dollar amount derived by dividing the accreted principal amount of a debenture by the fixed conversion rate, as defined below.

The initial effective conversion price is $100.00.

“Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, Nasdaq or, if our common stock is not quoted on Nasdaq, on the principal other market on which our common stock is then traded.

The yield on the debentures will be reset on each remarketing reset date, which we refer to as the “reset yield,” and will be the yield (not less than 0%) to the next remarketing reset date such that the proceeds from the remarketing of the debentures, net of any remarketing fee, will be 100% of their accreted principal amount. Therefore, if a remarketing reset event occurs, from and after the applicable remarketing reset event date, the principal amount of the debentures will accrete daily at the reset yield until the next remarketing reset date. The reset yield will not be paid in cash.

You will have the right to elect to have your debentures remarketed on any remarketing reset date. In order to elect to participate in a remarketing on any remarketing reset event date, you must notify the paying agent on or before the business day immediately preceding any remarketing reset event date of the number of debentures you wish to have remarketed if a remarketing reset event occurs. Following a remarketing reset event, you must elect to participate in any subsequent remarketing by notice to the paying agent on or before the business day immediately preceding the applicable remarketing reset date.

We will request, not later than 20 business days before the date by which you must elect to participate in any remarketing, that the depositary notify its participants holding debentures of:

•	the potential remarketing and their right to require us to purchase their debentures if such remarketing is not successful;

•	the procedures a holder must follow to elect to participate in the remarketing; and

•	the date by which such election must be made.

We will also issue a press release and publish such information on our website on the World Wide Web.

We will appoint a remarketing agent and enter into a remarketing agreement at least 30 calendar days before any remarketing reset date. We agree in the indenture to use our reasonable best efforts to effect the remarketing of the debentures as described in this prospectus. If in the judgment of our counsel or counsel to the remarketing agent a registration statement is required to effect the remarketing of the debentures, we will use reasonable best efforts to ensure that a registration statement covering the full accreted principal amount of debentures to be remarketed on any remarketing reset date will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process, or we will effect such remarketing pursuant to Rule 144A under the Securities Act or any other applicable exemption from registration requirements.

The remarketing agent will deduct its fee from the proceeds of any remarketing and remit the remaining proceeds, which shall be at least 100% of the accreted principal amount of the debentures remarketed, to the holders of debentures participating in such remarketing as promptly as possible following the applicable remarketing reset date.

If a remarketing is required but is not successful, you will have the right to require us on such remarketing reset date to purchase for cash all or a portion of your debentures at 100% of the accreted principal amount, plus any accrued and unpaid interest, including contingent interest, to but excluding the date of purchase. Each holder must notify the paying agent on or before the business day immediately preceding the related remarketing reset event date and each subsequent remarketing reset date of the number of debentures it wants us to purchase on such remarketing reset date in the event of a failed remarketing. Holders who have elected to remarket debentures will be deemed to exercise this purchase right with respect to all such debentures. We will deliver payment for such purchase as promptly as possible following the applicable remarketing reset date.

If no holders elect to participate in any remarketing or the debentures are not successfully remarketed in any remarketing, the yield to maturity of the debentures will be reset to the rate necessary, in the judgment of the remarketing agent based on bids from at least three independent nationally recognized securities dealers selected by the remarketing agent, for the debentures to trade at a price equal to 100% of their accreted principal amount. If the remarketing agent is not able to obtain bids from at least three independent nationally recognized securities dealers on a remarketing reset date, the reset yield shall be the reset yield in effect before such remarketing, or if no reset yield has previously been determined, the regular interest rate or yield in effect for the debentures immediately prior to the applicable remarketing reset event date.

If holders elect to remarket less than $50 million aggregate original principal amount of debentures on any remarketing reset date, no remarketing will take place on such date and the yield to maturity of the debentures will be reset as described in the immediately preceding paragraph. In addition, holders who elected to have debentures remarketed, but only those holders, will have the right, which will be deemed to be exercised, to require us to purchase such debentures at 100% of the accreted principal amount, plus any accrued and unpaid interest, including contingent interest, to but excluding the date of purchase.

Conversion Rights

General

You may convert your debentures under the following circumstances:

•	at any time after September 30, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter is more than 120% of the base conversion price, as defined below (initially 120% of $100.00, or $120.00);

•	during any period in which the credit rating assigned to the debentures by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors (“S&P”) is below A–, or the credit rating assigned to the debentures by Moody’s Investor Services and its successors (“Moody’s”) is below A1, or no rating is assigned to the debentures by either S&P or Moody’s;

•	during the five business day period after any five consecutive trading day period in which the trading price per debenture for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate on each such day as described under “—Conversion Upon Satisfaction of Trading Price Condition”;

•	if the debentures have been called for redemption; or

•	upon the occurrence of certain corporate transactions described under “—Conversion Rights Upon Occurrence of Certain Corporate Transactions.”

In any of such circumstances, each debenture in the original principal amount of $1,000 will be convertible into a number of shares of our common stock, par value $1 2/3, as set forth below. We refer to this number of shares of common stock as the “conversion rate.” An increase in the accreted principal amount of a debenture will not result in an increase in the conversion rate.

If a remarketing reset event occurs, from and after the date of such remarketing reset event, the debentures will no longer be convertible into our common stock. Otherwise, the ability to surrender debentures for conversion will expire at the close of business on the stated maturity date of the debentures, unless they have previously been redeemed or purchased.

A holder of a debenture otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the applicable stock price. Upon a conversion, we will have the right to deliver cash or a combination of cash and shares of our common stock, as described below under “—Conversion Procedures.”

Holders may surrender debentures for conversion into shares of our common stock only if at least one of the conditions described above is satisfied. In addition, a debenture for which a holder has delivered a change in control purchase notice requiring us to purchase the debentures as described below under “—Change in Control Permits Purchase of Debentures by Us at The Option of the Holder” may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion Rate

Before May 1, 2008, the conversion rate will be:

•	if the applicable stock price is less than or equal to the base conversion price, the base conversion rate; or

•	if the applicable stock price is greater than the base conversion price, determined in accordance with the following formula:

Base Conversion Rate	+	[	(Applicable Stock Price – Base Conversion Price)	x	Incremental Share Factor	]
Applicable Stock Price

However, in no event will the conversion rate exceed 21.0748, subject to the same anti-dilution adjustments as the base conversion rate, which we refer to as the “maximum conversion rate.”

Beginning on May 1, 2008, if a remarketing reset event does not occur on such date, the conversion rate will be fixed for the remainder of the term of the debentures at the conversion rate determined as set forth above, assuming a conversion date that is eight trading days before May 1, 2008, which we refer to as the “fixed conversion rate,” subject to the same anti-dilution adjustments as the base conversion rate.

The “base conversion rate” is 10, subject to anti-dilution adjustments as described under “—Conversion Rate Adjustments.”

The “base conversion price” is a dollar amount derived by dividing the accreted principal amount per debenture (which will be $1,000 until May 1, 2008) by the base conversion rate. The initial base conversion price is $100.00.

The “incremental share factor” is 33.5, subject to the same anti-dilution adjustments as the base conversion rate.

The “applicable stock price” is equal to the average of the closing sale prices of our common stock over the five trading day period starting the third trading day following the conversion date of the debentures.

The number of shares of common stock that you will receive upon conversion will be equal to the conversion rate. An increase in the accreted principal amount of a debenture will not result in an increase in the conversion rate.

Number of Shares Received Upon Conversion – Examples

The following are five examples of the number of shares of common stock you would receive upon conversion of your debentures prior to May 1, 2008 assuming different applicable stock prices for our common stock. Each of the examples assumes that one of the conditions to conversion summarized above under “—General” have been satisfied and that there have been no anti-dilution adjustments to the base conversion rate (and therefore the base conversion price would remain $100.00) or to the incremental share factor or the maximum conversion rate as described under “—Conversion Rate Adjustments.”

Example 1.    Assume for purposes of this example that the applicable stock price is $80.00.

Since the applicable stock price is less than the base conversion price, you would receive for each debenture 10 shares of common stock.

Example 2.    Assume for purposes of this example that the applicable stock price is $100.00 and therefore equal to the base conversion price.

Since the applicable stock price is equal to the base conversion price, you would receive for each debenture 10 shares of common stock.

Example 3.    Assume for purposes of this example that the applicable stock price is $120.00, which is the initial conversion trigger price as discussed below under “—Conversion Rights Based on Common Stock Price.”

Since the applicable stock price is greater than the base conversion price, you would receive for each debenture 15 shares of common stock and cash for the fractional share as calculated below:

10 +	[	120 – 100 x 33.5 120	]	= 15.5833

Example 4.    Assume for purposes of this example that the applicable stock price is $140.00.

Since the applicable stock price is greater than the base conversion price, you would receive for each debenture 19 shares of common stock and cash for the fractional share as calculated below:

10 +	[	140 – 100 x 33.5 140	]	= 19.5714

Example 5.    Assume for purposes of this example that the applicable stock price is $160.00.

You would receive 21 shares of common stock for each debenture and cash for the fractional share. Since the applicable stock price is greater than the base conversion price, you would receive for each debenture more shares of common stock than the base conversion rate as calculated below:

10 +	[	160 – 100 x 33.5 160	]	= 22.5625

However, since 22.5625 is greater than the maximum conversion rate of 21.0748, you would only receive shares of common stock and cash based on such maximum conversion rate.

On May 1, 2008, the conversion rate will be fixed in the manner described above under “—Conversion Rights” and the actual fixed conversion rate will depend upon the applicable stock price at that time. If the applicable stock price is $80.00, $100.00, $120.00, $140.00 or $160.00 consistent with the examples presented above, the fixed conversion rate would be 10,10, 15.5833, 19.5714 or 21.0748, respectively, and would only change after May 1, 2008 due to an anti-dilution adjustment as described under “—Conversion Rate Adjustments.” An increase in the accreted principal amount of a debenture after May 1, 2008 will not result in an increase in the fixed conversion rate.

Conversion Rights Based on Common Stock Price

You may surrender debentures for conversion into shares of our common stock at any time after September 30, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter is more than 120% of the base conversion price (initially 120% of $100.00, or $120.00) as of the last day of such calendar quarter. We refer to this as the “conversion trigger price.”

Because the base conversion price of a debenture at any time is dependent upon the accreted principal amount of a debenture at that time, the conversion trigger price per share of our common stock, which is based on the base conversion price, for periods ending after May 1, 2008 cannot be determined at this time. The following table indicates what the conversion trigger prices would be for the quarter commencing April 1 of each year beginning 2008, assuming the yield on the debentures was a constant 2.00%, 5.00% or 8.00% from May 1, 2008 to maturity. This table represents an example of only three possibilities and you should realize that because LIBOR, and therefore the yield on the debentures, will fluctuate, the base conversion price, and therefore the conversion trigger price, will differ, and may differ significantly, from the amounts shown below.

Hypothetical Conversion Trigger Prices

	Assuming 2.00% Yield		Assuming 5.00% Yield		Assuming 8.00% Yield
Quarter Commencing April 1,	Base Conversion Price	Conversion Trigger Price	Base Conversion Price	Conversion Trigger Price	Base Conversion Price	Conversion Trigger Price
2008	$100.00	$120.00	$100.00	$120.00	$100.00	$120.00
2009	101.87	122.25	104.73	125.68	107.65	129.18
2010	103.96	124.75	110.14	132.17	116.65	139.98
2011	106.08	127.30	115.84	139.00	126.41	151.69
2012	108.25	129.90	121.84	146.20	137.01	164.41
2013	110.46	132.56	128.13	153.76	148.46	178.15
2014	112.72	135.27	134.75	161.70	160.87	193.05
2015	115.03	138.03	141.71	170.06	174.33	209.19
2016	117.38	140.86	149.06	178.87	188.94	226.73
2017	119.78	143.74	156.76	188.11	204.74	245.69
2018	122.23	146.67	164.86	197.83	221.86	266.23
2019	124.73	149.67	173.37	208.05	240.41	288.49
2020	127.28	152.74	182.36	218.83	260.57	312.68
2021	129.88	155.86	191.78	230.13	282.35	338.82
2022	132.54	159.04	201.69	242.02	305.96	367.15
2023	135.24	162.29	212.11	254.53	331.54	397.85
2024	138.01	165.62	223.10	267.72	359.34	431.21
2025	140.83	169.00	234.62	281.55	389.39	467.26
2026	143.71	172.45	246.75	296.10	421.94	506.33
2027	146.65	175.98	259.49	311.39	457.22	548.67
2028	149.65	179.58	272.94	327.53	495.56	594.67
2029	152.71	183.25	287.04	344.45	537.00	644.40
2030	155.83	187.00	301.87	362.25	581.90	698.27
2031	159.01	190.82	317.47	380.96	630.55	756.66
2032	162.27	194.73	333.92	400.70	683.42	820.10
2033	165.59	198.71	351.17	421.40	740.56	888.67

*	This table assumes no events have occurred that would require an anti-dilution adjustment to the conversion rate and no remarketing reset event occurs.

Conversion Rights Upon Credit Rating Events

During any period in which:

•	the credit rating assigned to the debentures by S&P is below A–,

•	the credit rating assigned to the debentures by Moody’s is below A1, or

•	no credit rating is assigned to the debentures by either S&P or Moody’s,

you may surrender debentures for conversion into shares of our common stock.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your debentures for conversion into our common stock before maturity during the five business day period after a trading price condition occurs. A “trading price condition” means that the trading price of the debentures, as determined following a request by a holder of debentures, for each day of a five consecutive day trading period was less than 98% of the product of:

•	the closing sale price of our common stock; and

•	the conversion rate determined based on such closing sale price rather than the applicable stock price.

For any conversion date before May 1, 2028, upon a conversion as a result of a trading price condition, you will receive per debenture a number of our shares equal to the conversion rate, which from and after May 1, 2008 will be the fixed conversion rate, or cash or a combination of cash and shares of our common stock as described below under “—Conversion Procedures.” However, if the closing sale price of our common stock is greater than the effective conversion price on any conversion date resulting from a trading price condition occurring on or after May 1, 2028, then instead of receiving common stock, or cash or a combination of cash and common stock, based on the fixed conversion rate you will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the accreted principal amount of your debentures plus any accrued and unpaid interest, including contingent interest, as of the conversion date. We refer to this event as a “principal value conversion.”

If you surrender your debentures for conversion and it is a principal value conversion, we will notify you by the second trading day following the conversion date whether we will pay you all or a portion of the accreted principal amount plus accrued and unpaid interest, including any contingent interest, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a principal value conversion will be valued at the greater of the effective conversion price on the conversion date and the applicable stock price as of the conversion date. We will pay you any portion of the accreted principal amount plus accrued and unpaid interest to be paid in cash and deliver common stock with respect to any portion of the accreted principal amount plus accrued and unpaid interest to be paid in common stock, no later than the third business day following the determination of the applicable stock price.

The “trading price” of the debentures, as of any date, means:

•	the average of the secondary market bid quotations obtained by the trustee for $10,000,000 original principal amount of the debentures at approximately 3:30 p.m., New York City time, on such date from three independent nationally recognized securities dealers we select; or

•	if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used; or

•	if the trustee cannot reasonably obtain at least one bid for $10,000,000 original principal amount of the debentures from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per debenture will be deemed to be less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of such debenture.

In connection with any conversion as a result of a trading price condition:

•	the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and

•	we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per debenture would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of such debenture.

Once such evidence has been provided, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per debenture is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of such debenture.

Conversion Rights Upon Notice of Redemption

If the debentures are called for redemption, you may surrender the debentures for conversion into shares of our common stock at any time before the close of business on the business day immediately preceding the redemption date, even if the debentures are not otherwise convertible at such time. A debenture for which you have delivered a change in control purchase notice, as described below, requiring us to purchase the debenture may be surrendered for conversion only if you withdraw such notice in accordance with the indenture.

Conversion Rights Upon Occurrence of Certain Corporate Transactions

If we are party to a consolidation, merger or binding share exchange under which shares of our common stock would be converted into cash, securities or other property, you may surrender debentures for conversion into shares of our common stock at any time from and after the date that is 15 days before the anticipated effective date of the transaction until 15 days after the actual date of such transaction. At the effective time of the transaction, the right to convert a debenture into shares of our common stock will be changed into a right to convert such debenture into the kind and amount of cash, securities or other property of Wells Fargo or another person that you would have received if you had converted your debenture immediately before the transaction. If such transaction also constitutes a change in control, you will be able to require us to purchase all or a portion of your debentures as described under “—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder.”

If we elect to:

•	distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock cash, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution;

we must notify you at least 20 days before the ex-dividend date for such distribution. Once we have given such notice, you may surrender your debentures for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to your ability to convert will be made if you will otherwise participate in the distribution without conversion.

When we determine that holders are or will be entitled to convert their debentures into shares of our common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

Conversion Procedures

To convert your debenture into common stock you must do the following, or you must comply with DTC procedures for doing so if you own a beneficial interest in debentures evidenced by a global debenture:

•	complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date on which all of these requirements have been satisfied is the conversion date.

Upon conversion of debentures, you will not receive any cash payment of interest unless such conversion occurs between a regular record date and the interest payment date to which it relates as discussed in the next paragraph. Our delivery to you of the full number of shares of our common stock into which the debenture is convertible, together with any cash payment for your fractional shares, or cash or a combination of cash and shares of our common stock, will:

•	satisfy our obligation to pay the accreted principal amount of the debenture; and

•	satisfy our obligation to pay any accrued but unpaid interest, including contingent interest, attributable to the period from the most recent interest payment date through the conversion date.

As a result, increases in the accreted principal amount and unpaid interest, including contingent interest, if any, through the conversion date are deemed to be paid in full rather than cancelled, extinguished or forfeited.

However, if debentures are converted after a record date but before the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the next succeeding interest payment date notwithstanding the conversion. In this situation, when a holder of such debentures surrenders them for conversion, the holder must also present funds equal to the amount of interest payable on the debentures so converted; however, no such payment need be made by such holder if:

•	we have specified a redemption date that is after a record date and before the next interest payment date;

•	we have specified a change of control purchase date that is during such period; or

•	only to the extent of overdue regular interest or overdue contingent interest, any overdue regular interest or overdue contingent interest exists at the time of conversion with respect to such debenture.

Instead of delivering shares of our common stock upon conversion of any debentures, we may elect to pay holders surrendering debentures an amount in cash per debenture or per portion of a debenture, equal to the applicable stock price multiplied by the conversion rate in effect on the conversion date. We will inform the holders through the trustee no later than two business days after the conversion date of our election to deliver shares of our common stock or to pay cash instead of delivering the shares, unless we have already informed holders of our election in connection with an optional redemption of the debentures as described under “—Redemption of Debentures at Our Option.”

Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day after the determination of the applicable stock price. If we elect to pay all of such payment in cash, the payment will be made to holders surrendering debentures no later than the tenth business day following the applicable conversion date. If an event of default, as described under “—Events of Default; Waiver and Notice” below has occurred and is continuing, other than a default in a cash payment upon conversion of the debentures, we may not pay cash upon conversion of any debentures or portion of the debentures other than cash for fractional shares.

For a discussion of the tax treatment for a holder converting debentures, see “Material United States Federal Income Tax Considerations—Tax Consequences to United States Holders—Sale, Exchange, Conversion or Retirement of the Debentures.”

Conversion Rate Adjustments

Each of the base conversion rate, the maximum conversion rate, the incremental share factor and any fixed conversion rate will be adjusted for:

•	dividends or distributions on shares of our common stock payable in shares of our common stock or other capital stock of Wells Fargo;

•	subdivisions, combinations or certain reclassifications of shares of our common stock;

•	distributions to all holders of shares of our common stock of rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution;

•	distributions to all holders of shares of our common stock of shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

•	rights or warrants specified above;

•	dividends or distributions specified above; and

•	cash distributions;

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

•	distributions to all holders of shares of our common stock of cash to the extent that the aggregate cash dividends per share of common stock in any twelve-month period exceeds the greater of:

•	the per share amount of the next preceding quarterly cash dividend on the common stock to the extent that such dividend did not require an adjustment of the conversion rate under this clause, as adjusted to reflect subdivisions or combinations of the common stock, multiplied by four; and

•	10% of the average of the closing sale price of the common stock during the ten trading days immediately before the declaration date of the dividend.

If an adjustment is required to be made under this clause as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded under this clause. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution. However, this adjustment will not apply to any dividend or distribution in connection with our liquidation, dissolution or winding up.

•	we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

If we adopt a rights plan during the term of the debentures, upon conversion of your debentures you will receive common stock and the rights under such rights plan unless, before the conversion:

•	the rights have expired, terminated or been redeemed; or

•	the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described above under the fourth bullet point in this section, subject to readjustment in the event of the subsequent expiration, termination or redemption of such rights.

In the event of:

•	any reclassification of our common stock,

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets,

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your debentures you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the debentures into our common stock immediately prior to any of these events.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material United States Federal Income Tax Considerations.”

We may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days’ notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Material United States Federal Income Tax Considerations.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Contingent Interest

Commencing with the interest period beginning May 1, 2008, we will pay contingent interest in cash to you during any interest period if:

•	a remarketing reset event has not occurred;

•	the average trading price of the debentures for the five trading day measurement period immediately preceding the first day of such interest period, which we refer to as the “measurement period,” equals 120% or more of the accreted principal amount of the debentures as of the first day of the measurement period; and

•	the debentures are immediately convertible on the first day of the measurement period.

The amount of contingent interest payable per debenture in any interest period will be equal to:

•	the fixed conversion rate in effect as of the first day of such interest period multiplied by

•	the payment factor for such interest period.

The payment factor for each interest period is set forth in the table below, subject to adjustment for any subdivisions, combinations or certain reclassifications of shares of our common stock.

Interest Period Commencing	Payment Factor*
May 1, 2008	$0.44
August 1, 2008	0.44
November 1, 2008	0.44
February 1, 2009	0.46
May 1, 2009	0.46
August 1, 2009	0.46
November 1, 2009	0.48
February 1, 2010	0.48

Interest Period Commencing	Payment Factor*
May 1, 2010	$0.48
August 1, 2010	0.50
November 1, 2010	0.50
February 1, 2011	0.50
May 1, 2011	0.52
August 1, 2011	0.52
November 1, 2011	0.52
February 1, 2012	0.54

Interest Period Commencing	Payment Factor*
May 1, 2012	$0.54
August 1, 2012	0.54
November 1, 2012	0.56
February 1, 2013	0.56
May 1, 2013	0.56
August 1, 2013	0.58
November 1, 2013	0.58
February 1, 2014	0.58
May 1, 2014	0.60
August 1, 2014	0.60
November 1, 2014	0.60
February 1, 2015	0.62
May 1, 2015	0.62
August 1, 2015	0.62
November 1, 2015	0.64
February 1, 2016	0.64
May 1, 2016	0.64
August 1, 2016	0.66
November 1, 2016	0.66
February 1, 2017	0.66
May 1, 2017	0.68
August 1, 2017	0.68
November 1, 2017	0.68
February 1, 2018	0.70
May 1, 2018	0.70
August 1, 2018	0.70
November 1, 2018	0.72
February 1, 2019	0.72
May 1, 2019	0.72
August 1, 2019	0.74
November 1, 2019	0.74
February 1, 2020	0.74
May 1, 2020	0.76
August 1, 2020	0.76
November 1, 2020	0.76
February 1, 2021	0.78
May 1, 2021	0.78
August 1, 2021	0.78
November 1, 2021	0.80
February 1, 2022	0.80
May 1, 2022	0.80
August 1, 2022	0.82

*	Assumes no adjustment to the payment factor.

Interest Period Commencing	Payment Factor*
November 1, 2022	$0.82
February 1, 2023	0.82
May 1, 2023	0.84
August 1, 2023	0.84
November 1, 2023	0.84
February 1, 2024	0.86
May 1, 2024	0.86
August 1, 2024	0.86
November 1, 2024	0.88
February 1, 2025	0.88
May 1, 2025	0.88
August 1, 2025	0.90
November 1, 2025	0.90
February 1, 2026	0.90
May 1, 2026	0.92
August 1, 2026	0.92
November 1, 2026	0.92
February 1, 2027	0.94
May 1, 2027	0.94
August 1, 2027	0.94
November 1, 2027	0.96
February 1, 2028	0.96
May 1, 2028	0.96
August 1, 2028	0.98
November 1, 2028	0.98
February 1, 2029	0.98
May 1, 2029	1.00
August 1, 2029	1.00
November 1, 2029	1.00
February 1, 2030	1.02
May 1, 2030	1.02
August 1, 2030	1.02
November 1, 2030	1.04
February 1, 2031	1.04
May 1, 2031	1.04
August 1, 2031	1.06
November 1, 2031	1.06
February 1, 2032	1.06
May 1, 2032	1.08
August 1, 2032	1.08
November 1, 2032	1.08
February 1, 2033	1.10

We will also pay additional contingent interest in cash for any interest period commencing on or after May 1, 2008 in an amount per debenture equal to .0625% of the average trading price of a debenture for the corresponding measurement period if:

•	a remarketing reset event has not occurred;

•	the average trading price of the debentures for the measurement period equals 200% or more of the accreted principal amount of the debentures as of the first day of the measurement period; and

•	the debentures are immediately convertible on the first day of the measurement period.

Contingent interest and additional contingent interest, if any, will accrue from the first day of any interest period and be payable on the interest payment date at the end of the relevant three-month period to holders of the debentures as of the record date relating to such interest payment dates. See “—Regular Interest” above for definitions of “interest period” and “interest payment date” which apply to the payment of contingent interest.

Upon determination that debenture holders will be entitled to receive contingent interest during a relevant three-month period, we will issue a press release and publish such information on our website on the World Wide Web as soon as practicable.

Redemption of Debentures at Our Option

Before May 5, 2008, we may not redeem the debentures. Beginning on May 5, 2008, unless a remarketing reset event occurs, we may redeem the debentures for cash at any time as a whole, or from time to time in part. If a remarketing reset event occurs, we may not redeem the debentures. The redemption price of a debenture will be the accreted principal amount of such debenture on the redemption date, plus any accrued and unpaid interest, including contingent interest, to but excluding such date. We will give at least 30 days’ but not more than 60 days’ notice of redemption by mail to holders of the debentures. The notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock in the event that a holder elects to convert debentures in connection with the redemption.

If we decide to redeem fewer than all of the outstanding debentures, the trustee may select the debentures by lot, pro rata, or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be the portion selected for redemption.

Because the redemption price of a debenture at any time depends on the accreted principal amount of a debenture at that time, the redemption price cannot be determined at this time. The following table indicates what the redemption prices would be on each date below if the yield on the debentures was a constant 2.00%, 5.00% or 8.00% from May 1, 2008. This table represents an example of only three possibilities and you should realize that because LIBOR, and therefore the yield on the debentures, will fluctuate, any increases in accreted principal amount and redemption prices will differ, and may differ significantly, from the results below. The redemption price of a debenture redeemed between the dates below would include an additional amount reflecting the additional yield accrued and any accrued contingent interest since the next preceding date in the table.

	Assuming 2.00% Yield			Assuming 5.00% Yield			Assuming 8.00% Yield
	(1)	(2)	(3)	(1)	(2)	(3)	(1)	(2)	(3)
Redemption Dates	Original Principal Amount	Accretion	Redemption Price (1) + (2)	Original Principal Amount	Accretion	Redemption Price (1) + (2)	Original Principal Amount	Accretion	Redemption Price (1) + (2)
May 1, 2008	$1,000.00	$0.00	$1,000.00	$1,000.00	$0.00	$1,000.00	$1,000.00	$0.00	$1,000.00
May 1, 2009	1,000.00	20.43	1,020.43	1,000.00	51.67	1,051.67	1,000.00	83.61	1,083.61
May 1, 2010	1,000.00	41.28	1,041.28	1,000.00	106.00	1,106.00	1,000.00	174.21	1,174.21
May 1, 2011	1,000.00	62.56	1,062.56	1,000.00	163.14	1,163.14	1,000.00	272.39	1,272.39
May 1, 2012	1,000.00	84.33	1,084.33	1,000.00	223.41	1,223.41	1,000.00	379.08	1,379.08
May 1, 2013	1,000.00	106.48	1,106.48	1,000.00	286.62	1,286.62	1,000.00	494.39	1,494.39
May 1, 2014	1,000.00	129.09	1,129.09	1,000.00	353.09	1,353.09	1,000.00	619.33	1,619.33
May 1, 2015	1,000.00	152.16	1,152.16	1,000.00	423.00	1,423.00	1,000.00	754.73	1,754.73
May 1, 2016	1,000.00	175.77	1,175.77	1,000.00	496.73	1,496.73	1,000.00	901.86	1,901.86
May 1, 2017	1,000.00	199.79	1,199.79	1,000.00	574.06	1,574.06	1,000.00	1,060.88	2,060.88
May 1, 2018	1,000.00	224.31	1,224.31	1,000.00	655.38	1,655.38	1,000.00	1,233.19	2,233.19
May 1, 2019	1,000.00	249.32	1,249.32	1,000.00	740.91	1,740.91	1,000.00	1,419.91	2,419.91
May 1, 2020	1,000.00	274.92	1,274.92	1,000.00	831.11	1,831.11	1,000.00	1,622.81	2,622.81
May 1, 2021	1,000.00	300.97	1,300.97	1,000.00	925.71	1,925.71	1,000.00	1,842.11	2,842.11
May 1, 2022	1,000.00	327.55	1,327.55	1,000.00	1,025.21	2,025.21	1,000.00	2,079.75	3,079.75
May 1, 2023	1,000.00	354.68	1,354.68	1,000.00	1,129.84	2,129.84	1,000.00	2,337.25	3,337.25
May 1, 2024	1,000.00	382.43	1,382.43	1,000.00	1,240.19	2,240.19	1,000.00	2,617.07	3,617.07
May 1, 2025	1,000.00	410.68	1,410.68	1,000.00	1,355.94	2,355.94	1,000.00	2,919.50	3,919.50
May 1, 2026	1,000.00	439.50	1,439.50	1,000.00	1,477.66	2,477.66	1,000.00	3,247.21	4,247.21
May 1, 2027	1,000.00	468.92	1,468.92	1,000.00	1,605.67	2,605.67	1,000.00	3,602.33	4,602.33
May 1, 2028	1,000.00	499.01	1,499.01	1,000.00	1,740.67	2,740.67	1,000.00	3,988.22	4,988.22
May 1, 2029	1,000.00	529.64	1,529.64	1,000.00	1,882.27	2,882.27	1,000.00	4,405.30	5,405.30
May 1, 2030	1,000.00	560.90	1,560.90	1,000.00	2,031.19	3,031.19	1,000.00	4,857.24	5,857.24
May 1, 2031	1,000.00	592.79	1,592.79	1,000.00	2,187.80	3,187.80	1,000.00	5,346.98	6,346.98
May 1, 2032	1,000.00	625.42	1,625.42	1,000.00	2,352.96	3,352.96	1,000.00	5,879.16	6,879.16
May 1, 2033	1,000.00	658.64	1,658.64	1,000.00	2,526.19	3,526.19	1,000.00	6,454.33	7,454.33

Purchase of Debentures by Us at the Option of Holder

Unless a remarketing reset event occurs, you have the right to require us to purchase all or a portion of your debentures on each of May 1, 2008, 2013, 2018, 2023 and 2028, or if any such day is not a business day, on the immediately succeeding business day, which we refer to as a “purchase date,” if the debentures are not immediately convertible into our common stock on such date. We will be required to purchase for cash any outstanding debenture for which a holder has properly delivered, and not withdrawn, a written purchase notice to the paying agent, at a purchase price equal to:

•	100% of the accreted principal amount of the debentures to be purchased on the applicable purchase date; plus

•	any accrued and unpaid interest, including contingent interest, to but excluding such purchase date,

subject to certain additional conditions. We may also add additional dates on which you may require us to purchase all or a portion of your debentures. However, we cannot assure you that we will add any purchase dates. You may submit your debentures for purchase to the paying agent at any time from the opening of business on the date that is 21 business days before the purchase date until the close of business on the purchase date.

We will be required to give notice on a date not less than 21 business days before each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their debentures.

To exercise this purchase right, you must deliver a written notice to the paying agent before the close of business on the purchase date. Your purchase notice electing to require us to purchase your debentures must state:

•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

•	the number of debentures to be purchased; and

•	that we are to purchase the debentures under the applicable provisions of the debentures and the indenture.

You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent before the close of business on the purchase date. The notice of withdrawal must state:

•	the number of withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not, such information as may be required under applicable DTC procedures; and

•	the number, if any, of debentures that remain subject to your purchase notice.

Payment of the purchase price for a debenture for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in Minneapolis, Minnesota, or any other office of the paying agent, at any time after delivery of the purchase notice. Payment of the purchase price for the debenture will be made promptly following the later of the purchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the purchase price of the debenture on the business day following the purchase date, then, immediately after the purchase date:

•	the debenture will cease to be outstanding;

•	interest and principal accretion on the debenture will cease to accrue; and

•	all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent, and all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the debenture.

We may be unable to purchase the debentures in the event you elect to require us to purchase your debentures as set forth above. If you elect to require us to purchase your debentures as set forth above, we may not have enough funds to pay the purchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the debentures under certain circumstances. If you elect to require us to purchase your debentures as set forth above at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to purchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the debentures. Our failure to purchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Change in Control Permits Purchase of Debentures by Us at the Option of the Holder

If a change in control occurs before May 1, 2033, unless a remarketing reset event has occurred, you will have the right to require us to purchase for cash any or all of your debentures. We will purchase the debentures at a price equal to 100% of the accreted principal amount of the debentures to be purchased plus any accrued and unpaid interest, including contingent interest, to but excluding the change in control purchase date; provided that if such change in control purchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date. We will be required to purchase the debentures as of the business day to be specified by us that is not less than 20 nor more than 35 business days after the occurrence of such change in control, which we refer to as a “change in control purchase date.”

A “change in control” of Wells Fargo for purposes of triggering this purchase right is deemed to have occurred at such time as:

•	any person, including such person’s affiliates and associates, other than us, our subsidiaries or our employee benefit plans, files a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

•	there shall be consummated any consolidation or merger of Wells Fargo under which our common stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of Wells Fargo in which the holders of the shares of our common stock immediately before the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the consolidation or merger.

Within 15 business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, stating, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which the purchase right may be exercised;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that debentures with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the debentures and the indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, you must deliver a written notice, which we refer to as the “change of control purchase notice,” to the paying agent before the close of business on the change in control purchase date. The change of control purchase notice must state:

•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

•	the number of debentures to be purchased; and

•	that we are to purchase such debentures pursuant to the applicable provisions of the debentures and the indenture.

You may withdraw any change in control purchase notice by a written notice of withdrawal delivered to the paying agent before the close of business on the change in control purchase date. The notice of withdrawal must state:

•	the number of the withdrawn debentures;

•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

•	the number, if any, of debentures that remain subject to your change in control purchase notice.

You must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the change in control purchase notice to receive payment of the change in control purchase price. You will receive payment in cash promptly following the later of the change in control purchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the change in control purchase price of the debentures on the business day following the change in control purchase date, then, immediately after the change in control purchase date:

•	the debentures will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to the paying agent.

The change in control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of Wells Fargo. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of common stock;

•	to obtain control of Wells Fargo by means of a merger, tender offer, solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the terms of the change in control purchase feature resulted from negotiations between the initial purchasers of the debentures and us.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness. The indenture prohibits us from purchasing debentures at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the debentures, other than a default in the payment of the change in control purchase price with respect to the debentures.

We may be unable to purchase the debentures in the event of a change of control. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered debentures. In addition, any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the debentures under certain circumstances, or expressly prohibit our purchase of the debentures upon a change in control or may provide that a change in control constitutes an event of default under that agreement. If a change in control occurs at a time when we are prohibited from purchasing debentures, we could seek the consent of our lenders to purchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the debentures. Our failure to purchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Covenants

Except as otherwise set forth in the next sentence, the indenture:

•	prohibits us and our subsidiaries from selling, pledging, assigning or otherwise disposing of shares of capital stock, or securities convertible into capital stock, of any principal subsidiary bank or of any subsidiary owning, directly or indirectly, any capital stock of a principal subsidiary bank; and

•	prohibits any principal subsidiary bank from issuing any shares of its capital stock or securities convertible into its capital stock.

This restriction does not apply to:

•	sales, pledges, assignments or other dispositions or issuances of directors’ qualifying shares;

•	sales, pledges, assignments or other dispositions or issuances, so long as, after giving effect to the disposition and to the issuance of any shares issuable upon conversion or exchange of securities convertible or exchangeable into capital stock, we would own directly or through one or more of our subsidiaries not less than 80% of the shares of each class of capital stock of the applicable principal subsidiary bank;

•	sales, pledges, assignments or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; or

•	sales of capital stock by any principal subsidiary bank to its stockholders so long as before the sale we own directly or indirectly shares of the same class and the sale does not reduce the percentage of the shares of that class of capital stock owned by us.

When we use the term “subsidiary” in this section, we mean any corporation of which we own more than 50% of the outstanding shares of voting stock, except for directors’ qualifying shares,

directly or through one or more of our other subsidiaries. Voting stock is stock that is entitled in the ordinary course to vote for the election of a majority of the directors of a corporation and does not include stock that is entitled to so vote only as a result of the happening of certain events.

When we use the term “principal subsidiary bank” in this section, we mean any commercial bank or trust company organized in the United States under Federal or state law of which we own at least a majority of the shares of voting stock directly or through one or more of our subsidiaries if such commercial bank or trust company has total assets, as set forth in its most recent statement of condition, equal to more than 10% of our total consolidated assets, as set forth in our most recent financial statements filed with the SEC under the Exchange Act. As of the date hereof, our principal subsidiary banks are Wells Fargo Bank Minnesota, National Association, and Wells Fargo Bank, National Association.

The indenture does not restrict our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock.

The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Consolidation, Merger, Sale or Conveyance

We may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	we are the surviving corporation or the successor is a U.S. domestic corporation, limited liability company, partnership, trust or other entity, and expressly assumes our obligations on the debentures and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction complies with these requirements.

When a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture.

Events of Default; Waiver and Notice

The indenture defines an event of default as one or more of the following:

•	default in payment of the accreted principal amount, redemption price, purchase price or change in control purchase price with respect to any debenture when such payment becomes due and payable;

•	default for 30 days in payment of any interest, including contingent interest and liquidated damages, if any, on the debentures;

•	our failure to perform any of the covenants regarding capital stock of principal subsidiary banks described above under “—Covenants”;

•	our failure to comply with any of our other agreements in the debentures or the indenture upon our receipt of written notice of such default by the trustee or by holders of not less than 25% in aggregate original principal amount of the debentures then outstanding and our failure to cure, or obtain a waiver of, such default within 90 days after receipt by us of such notice; or

•	certain events of bankruptcy, insolvency or reorganization of Wells Fargo.

If an event of default, other than an event of default described in the last bullet point above, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate original principal amount of the debentures then outstanding may declare the accreted principal amount of the debentures as of the date of such declaration plus accrued interest, including contingent interest, if any, through the date of such declaration to be immediately due and payable. If an event of default described in the last bullet point above occurs, the accreted principal amount of the debentures as of the date on which such event occurs plus accrued interest, including contingent interest, if any, through the date on which such event occurs shall automatically become and be immediately due and payable. After acceleration, the holders of a majority in aggregate original principal amount of the debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or other specified amount, have been cured or waived.

Before the declaration of the acceleration of the debentures, the holders of a majority in aggregate original principal amount of the debentures may waive, on behalf of all of the holders of the debentures, any default and its consequences, except an event of default described in the first and second bullet points above, a default in respect of a provision that cannot be amended without the consent of all of the holders of the debentures or a default that constitutes a failure to convert any debentures into shares of common stock. Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate original principal amount of the debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debentures;

•	the holders of a least 25% in aggregate original principal amount of the debentures have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding;

•	such holder or holders offer to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense; and

•	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate original principal amount of the debentures within 60 days after the original request.

Holders may, however, sue to enforce the payment of the accreted principal amount, accrued and unpaid interest, including contingent interest, redemption price, purchase price or change in control purchase price with respect to any debenture on or after the due date or to enforce the right, if any, to convert any debenture without following the procedures listed in the first through third bullet points above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification of the Indenture

We and the trustee may, without the consent of the holders of the debentures, enter into supplemental indentures for, among others, one or more of the following purposes:

•	to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debentures;

•	to add to our covenants, or surrender any of our rights, or add any rights for the benefit of the holders of debentures;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of debentures are not adversely affected in any material respect under the indenture;

•	to evidence and provide for the acceptance of any successor trustee with respect to the debentures or to facilitate the administration of the trust thereunder by the trustee in accordance with such indenture; and

•	to provide any additional events of default;

provided that any amendment described in the third bullet point above made solely to conform the provisions of the indenture to the description of the debentures contained in this prospectus will not be deemed to adversely affect the interests of holders of the debentures.

With certain exceptions, the indenture or the rights of the holders of the debentures may be modified by us and the trustee with the consent of the holders of a majority in aggregate original principal amount of the debentures then outstanding, but no such modification may be made without the consent of the holder of each outstanding debenture affected thereby that would:

•	change the maturity of any payment of principal of or any installment of interest, including contingent interest, on any debenture;

•	reduce the original principal amount or accreted principal amount thereof;

•	alter the manner or rate of accretion of principal or the manner or rate of accrual of interest, including contingent interest and liquidated damages;

•	change any place of payment where, or the coin or currency in which, any debenture or interest, including the payment of contingent interest or liquidated damages, if any, thereon is payable;

•	impair the right to institute suit for the enforcement of any such payment on or after maturity, or, in the case of redemption or repurchase, on or after the redemption date or the purchase date, as the case may be;

•	adversely affect the conversion, remarketing or repurchase provisions in the indenture;

•	reduce the quorum or voting requirements under the indenture;

•	reduce the percentage in original principal amount of the outstanding debentures, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

•	modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the debentures have become due and payable, whether at stated maturity, or any redemption date, or upon conversion or otherwise, cash or common stock, as applicable under the terms of the indenture, sufficient to pay all of the outstanding debentures and paying all other sums payable by us under the indenture.

Governing Law

The indenture and the debentures are governed by and will be construed in accordance with the laws of the State of New York.

Book-Entry System

The debentures are represented by one or more global securities. Each global security has been deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Owners of beneficial interests in the debentures represented by the global securities hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of persons other than participants. Owners of beneficial interests will not be considered owners or holders of the debentures under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights as a holder of the debentures, including the right to convert the debentures and the right to require us to purchase the debentures in certain circumstances. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debentures under the global securities or the indenture. Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If we redeem less than all of the global security, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or if an event of default shall occur under the indenture, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a global security and, in such event, will issue debentures in definitive form in exchange for the entire global security relating to such debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by such global security equal in principal amount to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 original principal amount and integral multiples thereof, unless otherwise specified by us.

Registration Rights

We entered into a registration rights agreement with the initial purchasers of the debentures pursuant to which we have, at our expense, for the benefit of the holders, filed with the SEC a shelf registration statement of which this prospectus is a part, covering resale of the debentures and the shares of our common stock issuable upon conversion of the debentures. Our obligation to keep the shelf registration statement effective terminates upon the earlier of:

•	the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of all the securities registered thereunder; and

•	the expiration of the holding period applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act or any successor provision, subject to permitted exceptions.

We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of 90 days for all periods in any 12-month period.

We will pay predetermined liquidated damages as described herein (“liquidated damages”) to holders of transfer restricted debentures if this prospectus is unavailable for periods in excess of those permitted above. Such liquidated damages shall accrue until such unavailability is cured:

•	on the debentures at an annual rate equal to 0.25% for the first 90-day period after the occurrence of such event and 0.5% thereafter of the aggregate principal amount of the debentures outstanding; and

•	on the common stock that has been issued on conversion of the debentures, at an annual rate per share equal to 0.25% for the first 90-day period after the occurrence of such event and 0.5% thereafter of an amount equal to $1,000 divided by the conversion rate in effect on the first day of any such period.

So long as the unavailability continues, we will pay liquidated damages in cash on each interest payment date for the debentures to the holder of record on the record date immediately preceding the applicable interest payment date. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

A holder who sells debentures or shares of our common stock issued upon conversion of the debentures pursuant to this prospectus generally will be required to:

•	be named as a selling securityholder in this prospectus or a related prospectus supplement;

•	deliver a prospectus to purchasers; and

•	be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions, and will be subject to certain civil liability provisions under the Securities Act.

Under the registration rights agreement we will:

•	provide copies of this prospectus to each holder that has notified us of its acquisition of debentures or shares of our common stock issued upon conversion of the debentures; and

•	take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the debentures and the shares of our common stock issued upon conversion of the debentures.

The summary describes the material provisions of the registration rights agreement. You should also read the registration rights agreement, which is on file at the SEC as an exhibit to the registration statement of which this prospectus is a part.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of information concerning our capital stock, and a brief description of provisions contained in our restated certificate of incorporation, as amended, including certificates of designations for our preferred stock, and our bylaws. You should read our restated certificate of incorporation, as amended, and our bylaws which are on file with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Shares Outstanding.    As of June 30, 2003, our authorized common stock was 6,000,000,000 shares. From these authorized shares, we had issued 1,736,381,025 shares, of which 1,678,388,653 shares were outstanding and 57,992,372 shares were held as treasury shares.

Dividends.    Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. Other restrictions on our ability to pay dividends are described below under “—Restrictions on Payment of Dividends” and “Preferred Stock.”

Voting Rights.    Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors. It also means the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors. Our board of directors is not classified.

Other Rights.    If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any of our remaining assets available for distribution to stockholders after we have provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of common stock have no preemptive rights. This means the holders of common stock have no right, as holders of common stock, to buy any portion of those issued securities. Holders of our common stock have no rights to have their shares of common stock redeemed by us or to convert their shares of common stock into shares of any other class of our capital stock.

Listing.    Our outstanding shares of common stock are listed on the New York Stock Exchange and Chicago Stock Exchange under the symbol “WFC.” Wells Fargo Bank Minnesota, N.A. serves as the transfer agent and registrar for the common stock.

Fully Paid.    The outstanding shares of common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future upon the conversion of the debentures will also be fully paid and nonassessable.

Restrictions on Payment of Dividends

We are incorporated in Delaware and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

As a bank holding company, our ability to pay dividends is affected by the ability of our bank and non-bank subsidiaries to pay dividends to us. Various federal laws limit the amount of dividends our national bank subsidiaries can pay to us without regulatory approval. State-chartered banks are subject to state regulations that limit dividends. Refer to our most recent annual report on Form 10-K for more information about restrictions on the ability of our subsidiaries to pay us dividends.

Restrictions on Ownership of Our Common Stock

The Bank Holding Company Act of 1956 requires any “bank holding company” (as defined in that Act) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Board of Governors of the Federal Reserve System to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Anti-takeover Provisions Contained in the Certificate of Incorporation and Bylaws

Certain provisions of our restated certificate of incorporation, as amended, may make it less likely that our management would be changed or someone would acquire voting control of our company without our board’s consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock.    Our board of directors can at any time, under our restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

Nomination Procedures.    In addition to our board of directors, stockholders can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the nomination to our corporate secretary at least 30 but not more than 60 days before a scheduled meeting of our stockholders.

Proposal Procedures.    Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal to our corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of our stockholders.

Rights Plan.    Although we do not have a stockholder rights plan, commonly referred to as a “poison pill,” as of the date of this prospectus, under Delaware law, our board of directors can adopt such a plan without stockholder approval. If adopted, a stockholder rights plan could operate to cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

Amendment of Bylaws.    Under our bylaws, our board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to change or repeal our bylaws.

Preferred Stock

Pursuant to our restated certificate of incorporation, as amended, our board of directors has the authority, without further stockholder action, to issue a maximum of 24,000,000 shares of preferred stock, consisting of a maximum of 20,000,000 shares of preferred stock and a maximum of 4,000,000 shares of preference stock, including shares issued or reserved for issuance. As of June 30, 2003 we had 1,761,882 issued and outstanding shares of preferred stock. As of June 30, 2003, there were no shares of preference stock outstanding. The common stock issuable upon conversion of the debentures will be subject to any prior rights of the preferred stock then outstanding. Therefore, the rights of the outstanding preferred stock described below and any preferred stock that may be issued after the date hereof, may limit the rights of the holders of the common stock, including the payment of dividends. At June 30, 2003, we had outstanding:

•	3,008 shares of 1995 ESOP cumulative convertible preferred stock, which we refer to as our “1995 ESOP preferred stock;”

•	5,327 shares of 1996 ESOP cumulative convertible preferred stock, which we refer to as our “1996 ESOP preferred stock;”

•	5,781 shares of 1997 ESOP cumulative convertible preferred stock, which we refer to as our “1997 ESOP preferred stock;”

•	4,985 shares of 1998 ESOP cumulative convertible preferred stock, which we refer to as our “1998 ESOP preferred stock;”

•	12,932 shares of 1999 ESOP cumulative convertible preferred stock, which we refer to as our “1999 ESOP preferred stock;”

•	34,092 shares of 2000 ESOP cumulative convertible preferred stock, which we refer to as our “2000 ESOP preferred stock;”

•	45,106 shares of 2001 ESOP cumulative convertible preferred stock, which we refer to as our “2001 ESOP preferred stock;”

•	59,741 shares of 2002 ESOP cumulative convertible preferred stock, which we refer to as our “2002 ESOP preferred stock;”

•	130,910 shares of 2003 ESOP cumulative convertible preferred stock, which we refer to as our “2003 ESOP preferred stock;” and

•	1,460,000 shares of adjustable rate cumulative preferred stock, series B, which we refer to as our “series B preferred stock.”

The ESOP preferred stock listed above, together with the Series B preferred stock, is referred to herein as the “outstanding preferred stock.”

1995 ESOP Preferred Stock.    The 1995 ESOP preferred stock has a stated value of $1,000.00 per share. The 1995 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of 10% calculated as a percentage of stated value. All outstanding shares of 1995 ESOP preferred stock are held of record by a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan, or any successor to that plan, which we refer to as the “Plan.” The 1995 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1995 ESOP preferred stock, as that term is used in the certificate of designations for the 1995 ESOP preferred stock, on the date fixed for redemption.

The 1995 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the then-applicable Conversion Price, as that term is used in the certificate of designations for our 1995 ESOP preferred stock, when:

•	the 1995 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when a record ownership of the shares of 1995 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1995 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1995 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1995 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1995 ESOP preferred stock are not entitled to vote, except under the limited circumstances described below under “—Voting Rights of Preferred Stock”. The 1995 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1995 ESOP preferred stock.

1996 ESOP Preferred Stock.    The 1996 ESOP preferred stock has a stated value of $1,000.00 per share. The 1996 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $85.00, $90.00 or $95.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1996 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1996 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1996 ESOP preferred stock, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, on the date fixed for redemption.

The 1996 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, when:

•	the 1996 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1996 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1996 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1996 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1996 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1996 ESOP preferred stock are not entitled to vote, except under the limited circumstances described below under “—Voting Rights”. The 1996 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1996 ESOP preferred stock.

1997 ESOP Preferred Stock.    The 1997 ESOP preferred stock has a stated value of $1,000.00 per share. The 1997 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $95.00, $100.00 or $105.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1997 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1997 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1997 ESOP preferred stock, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, on the date fixed for redemption.

The 1997 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, when:

•	the 1997 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1997 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1997 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1997 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1997 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1997 ESOP preferred stock are not entitled to vote, except under the limited circumstances described below under “—Voting Rights”. The 1997 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1997 ESOP preferred stock.

1998 ESOP Preferred Stock.    The 1998 ESOP preferred stock has a stated value of $1,000.00 per share. The 1998 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $107.50, $112.50 or $117.50 based on the Current Market Price, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1998 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1998 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1998 ESOP preferred stock, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, on the date fixed for redemption.

The 1998 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, when:

•	the 1998 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1998 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1998 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1998 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1998 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1998 ESOP preferred stock are not entitled to vote, except under the limited circumstances described below under “—Voting Rights”. The 1998 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1998 ESOP preferred stock.

1999 ESOP Preferred Stock.    The 1999 ESOP preferred stock has a stated value of $1,000.00 per share. The 1999 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $103.00, $108.00 or $113.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1999 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1999 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 1999 ESOP preferred stock, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, on the date fixed for redemption.

The 1999 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, when:

•	the 1999 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 1999 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1999 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1999 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1999 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 1999 ESOP preferred stock are not entitled to vote, except under the limited circumstances described below under “—Voting Rights”. The 1999 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1999 ESOP preferred stock.

2000 ESOP Preferred Stock.    The 2000 ESOP preferred stock has a stated value of $1,000.00 per share. The 2000 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $115.00, $120.00 or $125.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2000 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2000 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2000 ESOP preferred stock, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, on the date fixed for redemption.

The 2000 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, when:

•	the 2000 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2000 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2000 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2000 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2000 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2000 ESOP preferred stock are not entitled to vote, except under the limited circumstances described below under “—Voting Rights”. The 2000 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2000 ESOP preferred stock.

2001 ESOP Preferred Stock.    The 2001 ESOP preferred stock has a stated value of $1,000.00 per share. The 2001 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $105.00, $110.00 or $115.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2001 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2001 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2001 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2001 ESOP preferred stock, as that term is used in the certificate of designations for the 2001 ESOP preferred stock, on the date fixed for redemption.

The 2001 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2001 ESOP preferred stock, when:

•	the 2001 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2001 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2001 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2001 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2001 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2001 ESOP preferred stock are not entitled to vote, except under the limited circumstances described below under “—Voting Rights”. The 2001 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2001 ESOP preferred stock.

2002 ESOP Preferred Stock.    The 2002 ESOP preferred stock has a stated value of $1,000.00 per share. The 2002 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $105.00, $110.00 or $115.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2002 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2002 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2002 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2002 ESOP preferred stock, as that term is used in the certificate of designations for the 2002 ESOP preferred stock, on the date fixed for redemption.

The 2002 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2002 ESOP preferred stock, when:

•	the 2002 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2002 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2002 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2002 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2002 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2002 ESOP preferred stock are not entitled to vote, except under the limited circumstances described below under “—Voting Rights”. The 2002 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2002 ESOP preferred stock.

2003 ESOP Preferred Stock.    The 2003 ESOP preferred stock has a stated value of $1,000.00 per share. The 2003 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $85.00, $90.00 or $95.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2003 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2003 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2003 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the Fair Market Value per share of 2003 ESOP preferred stock, as that term is used in the certificate of designations for the 2003 ESOP preferred stock, on the date fixed for redemption.

The 2003 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2003 ESOP preferred stock, when:

•	the 2003 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of 2003 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2003 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2003 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2003 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of 2003 ESOP preferred stock are not entitled to vote, except under the limited circumstances described below under “—Voting Rights”. The 2003 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2003 ESOP preferred stock.

Series B Preferred Stock.    The series B preferred stock provides for quarterly cumulative dividends. Each quarterly dividend payment equals $50.00 multiplied by the dividend rate for that dividend period, divided by four. The dividend rate for a given dividend payment is equal to 76% of the highest of:

•	the three-month Treasury Bill Rate;

•	the Ten Year Constant Maturity Rate; or

•	the Twenty Year Constant Maturity Rate, as each term is used in the certificate of designations for the series B preferred stock.

In no event, however, will the dividend rate be less than 5.5% on an annual basis or greater than 10.5% on an annual basis. The series B preferred stock is subject to redemption, in whole or in part, at our option, at a per share price equal to $50.00, plus accrued and unpaid dividends thereon to the date fixed for redemption.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of series B preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock, a per share amount equal to $50.00, plus accrued and unpaid dividends to the date of final distribution.

Except as required by law, the holders of series B preferred stock are not entitled to vote, except under the limited circumstances described below under “—Voting Rights”. Holders of series B preferred stock have no rights to convert their shares into or exchange their shares for any other shares of our capital stock. The series B preferred stock does not have preemptive rights and is not subject to any sinking fund, and we are not otherwise obligated to repurchase or redeem the series B preferred stock. Our outstanding shares of series B preferred stock are listed on the New York Stock Exchange under the symbol “WFCPRB”.

Voting Rights of Preferred Stock.    Except as described in this section, or except as expressly required by applicable law, the holders of preferred stock are not entitled to vote.

If we have not paid dividends on any series of the outstanding preferred stock for more than 540 days (or, in the case of series B preferred stock, we have not paid dividends in an amount equal to six quarterly dividend payments, whether or not consecutive), the holders of that series, together with the holders of outstanding shares of all other series of the outstanding preferred stock ranking equally to that series as to distribution upon liquidation and having similar voting rights which are then exercisable, will be entitled to vote for the election of two additional directors at the next annual meeting of our stockholders. If the holders of a series of the outstanding preferred stock are entitled to elect two additional directors, then each share of the outstanding preferred stock will have one vote. In such case, the size of our board of directors will increase by two directors. After we pay the full amount of dividends to which the holders of the series of the outstanding preferred stock are entitled, those holders will no longer have a vote for the election of two additional directors.

Unless we receive the consent of the holders of a series of the outstanding preferred stock and the outstanding shares of all other series of preferred stock which:

•	rank equal with that series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business, and

•	have voting rights that are exercisable and that are similar to those of that series, we will not:

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to that outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

•	amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our restated certificate of incorporation, as amended, or of the resolutions contained in a certificate of designation creating that series of the preferred stock in a way that materially and adversely affects any right, preference, privilege or voting power of that outstanding preferred stock.

This consent must be given by the holders of at least two-thirds of all outstanding preferred stock described in the preceding sentence, voting together as a single class. However, we will not be required to obtain this consent with respect to any amendment, alteration or repeal affecting the rights, preferences, privileges or voting powers of preferred stock of the type described above, if we only:

•	increase the amount of the authorized preferred stock;

•	create and issue another series of preferred stock; or

•	increase the amount of authorized shares of any series of preferred stock;

so long as that preferred stock in each case ranks equal with or junior to the shares of outstanding preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the beneficial ownership and disposition of the debentures and our common stock into which the debentures may be converted. This discussion applies only to holders that hold the debentures and our common stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the debentures or our common stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;

•	United States holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of the debentures are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Debentures

The debentures will be treated as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent debt regulations”). Under the indenture governing the debentures, we agree, and by acceptance of a beneficial interest in a debenture each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for U.S. federal income tax purposes that is subject to the contingent debt regulations. Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent debt regulations to the debentures, including our determination of the projected payment schedule (as described below) and the rate at which interest will be deemed to accrue on the debentures for U.S. federal income tax purposes. Recently, the Internal Revenue Service (which we refer to as the “IRS”) issued Revenue Ruling 2002-31 and Notice 2002-36, addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the debentures, and concluded that the instruments addressed in that published guidance were subject to the contingent debt regulations. In addition, the IRS also clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the applicability of Revenue Ruling 2002-31 to any particular instruments, such as the debentures, is uncertain. In addition, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. A different treatment of the debentures for U.S. federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of the debentures from that which is described below. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the debentures and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the contingent debt regulations as described above.

Tax Consequences to United States Holders

As used herein, the term “United States holder” means a beneficial owner of a debenture that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Accruals on the Debentures

Under the contingent debt regulations, a United States holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the “comparable yield”) determined at the time of issuance of the debentures. Accordingly, for U.S. federal income tax purposes, United States holders will be required to include interest, which we refer to as “tax original issue discount,” in income in each year prior to maturity at the comparable yield, even if no interest payment is actually received in that year. The comparable yield for the debentures is based on the yield at which we could have issued a nonconvertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. We have determined the comparable yield to be 5.83%, compounded quarterly.

Solely for purposes of determining the amount of tax original issue discount that a United States holder will be required to accrue, we are required to construct a “projected payment schedule” in respect of the debentures representing a series of payments the amount and timing of which would produce a yield to maturity on the debentures equal to the comparable yield. The projected payment schedule for the debentures includes estimates for payments of regular interest and for a payment at maturity. Holders that wish to obtain the projected payment schedule may do so by contacting Wells Fargo & Co., Wells Fargo Center, MAC #N9305-173, Sixth and Marquette, Minneapolis, Minnesota, 55479, Attention: Laurel A. Holschuh.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that will be paid on the debentures, or the value at any time of the common stock into which the debentures may be converted. For U.S. federal income tax purposes, a United States holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a debenture, unless such United States holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

The contingent debt regulations provide that a United States holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

(1)	the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period; and (ii) the comparable yield to maturity of the debentures, adjusted for the length of the accrual period;

(2)	divided by the number of days in the accrual period; and

(3)	multiplied by the number of days during the accrual period that the United States holder held the debentures.

A debenture’s “issue price” is the first price to the public at which a substantial amount of the debentures is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments previously made with respect to the debentures.

Amounts treated as interest under the contingent debt regulations are treated as original issue discount for all purposes of the Code.

In addition to the interest accrual discussed above, a United States holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If a United States holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the United States holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the debenture that a United States holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the debenture over (B) the total amount of the United States holder’s net negative adjustments treated as ordinary loss on the debenture in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the debentures or to reduce the amount realized on a sale, exchange, conversion or retirement of the debentures. If a United States holder purchases debentures at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The United States holder must reasonably allocate the adjustment over the remaining term of the debentures by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the debentures pro rata with the accruals of original issue discount at the comparable yield. Holders should consult their tax advisors regarding those allocations. In addition, on May 1, 2032, if a remarketing reset event has previously occurred, the single remaining payment on the debenture will have become fixed. Under the contingent debt regulations, any positive or negative adjustment relating to such payment must be taken into account in a reasonable manner over the remaining term of the debenture.

Sale, Exchange, Conversion or Retirement of the Debentures

Upon a sale, exchange, conversion or retirement of a debenture for cash or our common stock, a United States holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, conversion or retirement (including the fair market value of our common stock received, if any) and such United States holder’s adjusted tax basis in the debenture. A United States holder’s adjusted tax basis in a debenture will generally be equal to the United States holder’s purchase price for the debenture increased by any interest income previously accrued by the United Stated holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the debenture to the United States holder. A United States holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A United States holder who sells the debentures at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under newly promulgated Treasury regulations.

A United States holder’s tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The United States holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we increase the conversion rate, either in our discretion or pursuant to the anti-dilution provisions, the increase may be deemed to be the payment of a taxable dividend to the United States holders of the debentures. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets will generally result in deemed dividend treatment to United States holders of the debentures.

Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

Taxation of Distributions on Common Stock

Distributions paid on our common stock received upon a conversion of a debenture, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States holder and taxable as ordinary income when received or accrued, in accordance with such United States holder’s method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States holder’s investment, up to the United States holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain.

Sale or Other Disposition of Common Stock

Gain or loss realized by a United States holder on the sale or other disposition of our common stock received upon a conversion of a debenture will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States holder held the common stock for more than one year. The amount of the United States holder’s gain or loss will be equal to the difference between the United States holder’s tax basis in the common stock disposed of and the amount realized on the disposition. A United States holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under newly promulgated Treasury regulations.

Tax Consequences to Non-United States Holders

As used herein, the term “Non-United States holder” means a beneficial owner of a debenture that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a nonresident alien fiduciary of a foreign estate or trust.

Debentures

All payments on the debentures made to a Non-United States holder, and any gain realized on a sale or exchange, conversion or retirement, of the debentures, will be exempt from U.S. federal income and withholding tax, provided that: (i) the Non-United States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest, (ii) the certification requirement described below has been fulfilled with respect to the Non-United States holder, (iii) such payments are not effectively connected with the conduct by such Non-United States holder of a trade or business in the United States and (iv) in the case of gain realized on the sale, exchange, conversion or retirement of the debentures we are not, and have not been within the shorter of the five year period preceding such sale, exchange, conversion, or retirement and the period the Non-United States holder held the debentures, a U.S. real property holding corporation. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, if a Non-United States holder were deemed to have received a constructive dividend (see “Tax Consequences to United States Holders—Constructive Dividends” above), the Non-United States holder generally will be subject to United States withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of the dividend. A Non-United States holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

If a Non-United States holder of a debenture is engaged in a trade or business in the United States, and if payments on the debenture are effectively connected with the conduct of this trade or business, the Non-United States holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States holder (see “Tax Consequences to United States Holders” above), except that the Non-United States holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States holders should consult their own tax advisers with respect to other tax consequences of the ownership of the debentures, including the possible imposition of a 30% branch profits tax.

Common Stock

Dividends paid to a Non-United States holder of common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

If a Non-United States holder of common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, the Non-United States holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States holder (see “Tax Consequences to United States Holders” above), except that the Non-United States holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States holders should consult their own tax advisers with respect to other tax consequences of the ownership of the common stock, including the possible imposition of a 30% branch profits tax.

A Non-United States holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a debenture, unless:

•	the gain is effectively connected with the conduct by such Non-United States holder of a trade or business in the United States,

•	in the case of a Non-United States holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the Non-United States holder held the common stock.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a Non-United States holder of common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business, the Non-United States holder will generally be taxed in the same manner as a United States holder (see “Tax Consequences to United States Holders” above). These Non-United States holders should consult their own tax advisers with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the debentures, common stock and the proceeds from a sale or other disposition of the debentures or common stock. A United States holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States holder may be subject to United States backup withholding tax on these payments unless the Non-United States holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the debentures, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

We originally issued the debentures on April 15, 2003. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the debentures and the underlying common stock pursuant to this prospectus.

The following table sets forth information as of August 15, 2003 about the principal amount of debentures and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

Name	Principal Amount of Debentures Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned Upon Conversion of Debentures (1)	Common Stock Offered Upon Conversion of Debentures (1)	Debentures Owned After Completion of Offering (2)	Common Stock Owned After Completion of Offering (2)
AIG DKR SoundShore Holding Ltd.	$2,892,000	60,948	60,948	0	0
AIG DKR SoundShore Opportunity Holding Fund Ltd.	1,990,000	41,938	41,938	0	0
AIG DKR Soundshore Strategic Holding Fund Ltd.	1,118,000	23,561	23,561	0	0
Amaranth L.L.C.	26,400,000	556,374	556,374	0	15,000
Argent Classic Convertible Arbitrage Fund L.P.	1,600,000	33,719	33,719	0	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	3,400,000	71,654	71,654	0	0
Argent LowLev Convertible Arbitrage Fund Ltd.	13,000,000	273,972	273,972	0	0
Arpeggio Fund	5,800,000	122,233	122,233	0	0
Bank Austria Cayman Islands, Ltd.	2,500,000	52,687	52,687	0	0
Bank of America Pension Plan	3,500,000	73,761	73,761	0	0
Barclays Global Investors Diversified Alpha Plus Funds c/o Forest Investment Mngt. LLC.	391,000	8,240	8,240	0	0
Barclays Global Investors Limited	1,000,000	21,074	21,074	0	0
Bear, Stearns & Co. Inc.	50,000,000	1,053,740	1,053,740	0	0
Black Diamond Convertible Offshore LDC	4,353,000	91,738	91,738	0	0
Black Diamond Offshore Ltd.	2,431,000	51,232	51,232	0	0
Citadel Equity Fund Ltd.	83,125,000	1,751,842	1,751,842	0	149,859
Citadel Jackson Investment Fund Ltd.	11,875,000	250,263	250,263	0	0
The Coast Fund, L.P.	16,000,000	337,196	337,196	0	0
Consulting Group Capital Market Funds	2,000,000	42,149	42,149	0	0
Credit Industriel D’Alsace et de Lorraine	16,000,000	337,196	337,196	0	0
Credit Suisse First Boston	92,000,000	1,938,881	1,938,881	0	0

Name	Principal Amount of Debentures Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned Upon Conversion of Debentures (1)	Common Stock Offered Upon Conversion of Debentures (1)	Debentures Owned After Completion of Offering (2)	Common Stock Owned After Completion of Offering (2)
Credit Suisse First Boston Europe Limited	$100,000,000	2,107,480	2,107,480	0	0
CSV Limited	1,000,000	21,074	21,074	0	0
DBAG London	186,300,000	3,926,235	3,926,235	0	0
Deeprock & Co.	3,000,000	63,224	63,224	0	0
Double Black Diamond Offshore LDC	12,749,000	268,682	268,682	0	0
Duckbill & Co.	1,000,000	21,074	21,074	0	0
Forest Fulcrum Fund LP	929,000	19,578	19,578	0	0
Forest Global Convertible Fund, Ltd., Class A-5	4,591,000	96,754	96,754	0	0
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	533,000	11,232	11,232	0	0
GMAM Group Pension Trust	1,500,000	10,537	10,537	0	0
General Motors Welfare Benefit Trust	2,500,000	52,687	52,687	0	0
Global Bermuda, LP	8,000,000	168,598	168,598	0	0
Highbridge International LLC	100,000,000	2,107,480	2,107,480	0	0
KBC Financial Products USA Inc.	13,500,000	284,509	284,509	0	0
Lakeshore International, Ltd.	32,000,000	674,393	674,393	0	0
LLT Limited	359,000	7,565	7,565	0	0
Lyxor/Forest Fund Ltd c/o Forest Investment Mngt. LLC	1,789,000	37,702	37,702
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	3,800,000	80,084	80,084	0	0
Man Convertible Bond Master Fund, Ltd.	12,979,000	273,529	273,529	0	0
Nomura Securities Intl. Inc.	30,000,000	632,244	632,244	0	0
People’s Benefit Life Insurance Company Teamsters	18,000,000	379,346	379,346	0	0
Polygon Global Opportunities Master Fund	20,000,000	421,496	421,496	0	0
Ramius Master Fund, LTD	3,750,000	79,030	79,030	0	0
RBC Alternative Assets LP c/o Forest Investment Mngt. LLC	240,000	5,057	5,057	0	0
RCG Latitude Master Fund, LTD	3,750,000	79,030	79,030	0	0
Relay 11 Holdings Co. c/o Forest Investment Mngt. LLC	183,000	3,856	3,856	0	0
Retail Clerks Pension Trust	3,000,000	63,224	63,224	0	0
Retail Clerks Pension Trust 2	2,000,000	42,149	42,149	0	0
St. Albans Partners Ltd.	13,500,000	284,509	284,509	0	0
St. Thomas Trading Ltd.	22,021,000	464,088	464,088	0	0
Sam Investments LDC	150,000,000	3,161,220	3,161,220	0	0
Shepherd Investments International, Ltd.	57,000,000	1,201,263	1,201,263	0	0

Name	Principal Amount of Debentures Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned Upon Conversion of Debentures (1)	Common Stock Offered Upon Conversion of Debentures (1)	Debentures Owned After Completion of Offering (2)	Common Stock Owned After Completion of Offering (2)
Sphinx Convertible Arbitrage SPC c/o Forest Investment Mngt. LLC	$100,000	2,107	2,107	0	0
Stark International	57,000,000	1,201,263	1,201,263	0	0
Sunrise Partners Limited Partnership	3,600,000	75,869	75,869	0	0
Swiss Re Financial Products Corporation	15,000,000	316,122	316,122	0	0
TD Securities (USA) Inc.	100,000,000	2,107,480	2,107,480	0	0
Tewksbury Investment Fund Ltd.	500,000	10,537	10,537	0	0
Thrivent Financial for Lutherans	5,000,000	105,374	105,374	0	25,350
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Ltd.	39,500,000	832,454	832,454	0	0
UBS O’Connor LLC F/B/O O’Connor Global Convertible Portfolio	500,000	10,537	10,537	0	0
Univest Convertible Arbitrage Fund Ltd. c/o Forest Investment Mngt. LLC	132,000	2,781	2,781	0	0
Wachovia Bank National Association	13,700,000	288,724	288,724	0	0
White River Securities L.L.C.	50,000,000	1,053,740	1,053,740	0	0
Worldwide Transactions Ltd.	467,000	9,841	9,841	0	0
Xavex Convertible Arbitrage 2 Fund	800,000	16,859	16,859	0	0
Xavex Convertible Arbitrage 4 Fund c/o Forest Investment Mngt. LLC	152,000	3,203	3,203	0	0
Yield Strategies Fund I, L.P.	4,500,000	948,366	948,366	0	0
Yield Strategies Fund II, L.P.	4,500,000	948,366	948,366	0	0
Zurich Institutional Benchmark Master Fund c/o Argent	1,100,000	23,182	23,182	0	0
Zurich Institutional Benchmarks Master Fund Ltd. c/o Forest Investment Mngt. LLC	601,000	12,665	12,665	0	0
Other (3)(4)	1,551,500,000	32,697,552	32,697,552	0	0

(1)	Assumes conversion of all of the selling securityholder’s debentures at the maximum conversion rate of 21.0748 shares per debenture. However, the maximum conversion rate is subject to adjustment as described under “Description of Debentures—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	Assumes that all of the debentures and/or all of the common stock into which the debentures are convertible are sold. No selling securityholder will own more than 1% of our outstanding common stock after the offering by such securityholder.

(3)	Information about other selling securityholders will be set forth in an amendment to the registration statement of which this prospectus is a part or in prospectus supplements, as required.

(4)	Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures.

We prepared this table based on the information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements and/or amendments to the registration statement of which this prospectus is a part.

Because the selling securityholders may offer all or some of their debentures or the underlying common stock from time to time, we cannot estimate the amount of the debentures or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

None of the named selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the debentures and the underlying common stock offered by this prospectus. The debentures and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, including their transferees, pledgees and donees; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the underlying common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the debentures or the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the debentures and the underlying common stock are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The debentures and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange and Chicago Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders. In no event will the method of distribution take the form of an underwritten offering without our prior written consent.

In connection with sales of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may engage in short sales of the debentures and the underlying common stock in the course of hedging their positions. The selling securityholders also may deliver the debentures and the underlying common stock to close out short positions, or loan or pledge debentures and the underlying common stock to broker-dealers or other financial institutions that in turn may sell the debentures and the underlying common stock.

The selling securityholders may transfer and donate debentures and the underlying common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholders for purposes of this prospectus.

Selling securityholders may not sell any, or may not sell all, of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus. Moreover, any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the debentures or underlying common stock.

Our common stock is quoted on the New York Stock Exchange and Chicago Stock Exchange under the symbol “WFC”. The debentures are currently designated for trading on the PORTAL market. Debentures sold by means of this prospectus will not be eligible for trading in the PORTAL market. We do not intend to apply for listing of the debentures on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the debentures.

The selling securityholders and any other person participating in the distribution of the debentures and the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any such other person. In addition, under Regulation M, any person engaged in the distribution of the debentures and the underlying common stock may not engage in market-making activities with respect to the debentures and the underlying common stock for certain periods prior to the commencement of such distribution. The foregoing may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

To the extent required, the specific debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

Pursuant to the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, and that each is entitled to contribution from the others in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the issuance, registration, offering and sale of the debentures and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate these expenses to be approximately $1,092,700.

LEGAL MATTERS

Mary E. Schaffner, who is our Senior Counsel, has issued an opinion about the legality of the debentures and underlying common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. That audit report, dated February 25, 2003, covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for goodwill in 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate, subject to future contingencies, of the expenses to be incurred by Wells Fargo & Company (“Wells Fargo”) in connection with the issuance and distribution of the securities being registered:

Registration Fee	$242,700
Legal Fees and Expenses*	300,000
Trustee Fees and Expenses*	75,000
Accounting Fees and Expenses*	150,000
Blue Sky and Legal Investment Fees and Expenses*	50,000
Printing and Engraving Fees*	75,000
Rating Agency Fees*	50,000
Listing Fees*	100,000
Miscellaneous*	50,000

Total*	$1,092,700

*Estimated	pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with litigation. Article Fourteenth of the restated certificate of incorporation of Wells Fargo provides for broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

ITEM 16. EXHIBITS

The following Exhibits are filed as part of this Registration Statement:

4	(a)	Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Wells Fargo’s Current Report on Form 8-K dated June 28, 1993, Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated July 3, 1995, and Exhibits 3(b) and 3(c) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

4	(b)	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3(b) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

4	(c)	Certificate of Change of Location of Registered Office and Change of Registered Agent (incorporated by reference to Exhibit 3(b) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

4	(d)	Certificate of Designations for ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

4	(e)	Certificate of Designations for 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

4	(f)	Certificate of Designations for 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated February 26, 1996).

4	(g)	Certificate of Designations for 1997 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated April 14, 1997).

4	(h)	Certificate of Designations for 1998 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated April 20, 1998).

4	(i)	Certificate of Designations for 1999 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(b) to Wells Fargo’s Current Report on Form 8-K dated April 21, 1999).

4	(j)	Certificate of Designations for 2000 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(o) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

4	(k)	Certificate of Designations for 2001 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated April 17, 2001).

4	(l)	Certificate of Designations for Wells Fargo’s 2002 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated April 16, 2002).

4	(m)	Certificate of Designations for Adjustable Cumulative Preferred Stock, Series B (incorporated by reference to Exhibit 3(j) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).
4	(n)	Certificate Eliminating the Certificate of Designations for Fixed/Adjustable Rate Noncumulative Preferred Stock, Series H (incorporated by reference to Exhibit 4(m) to Wells Fargo’s Registration Statement on Form S-3 filed February 28, 2002).

4	(o)	Certificate Eliminating the Certificate of Designations for Series C Junior Participating Preferred Stock (incorporated by reference to Exhibit 3(q) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

4	(p)	Certificate Eliminating the Certificate of Designations for Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to Wells Fargo’s Current Report on Form 8-K dated November 1, 1995).

4	(q)	Certificate Eliminating the Certificate of Designations for 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated February 20, 1996).

4	(r)	Certificate Eliminating the Certificate of Designations for Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3(a) to Wells Fargo’s Current Report on Form 8-K dated April 21, 1999).

4	(s)	Certificate Eliminating the Certificate of Designations for Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3(o) to Well Fargo’s Annual Report on Form 10-K for the year ended December 31, 1999).

4	(t)	By-Laws (incorporated by reference to Exhibit 3(m) to Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 1998).

4	(u)	Rights Agreement, dated as of October 21, 1998, between Norwest Corporation (now named Wells Fargo & Company) and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4.1 to Wells Fargo’s Registration Statement on Form 8-A dated October 21, 1998).

4	(v)	Amendment to Rights Agreement, dated as of August 12, 2002, between Wells Fargo and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (incorporated by reference to Exhibit 4(c) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4	(w)	Indenture dated as of April 15, 2003 between Wells Fargo & Company and Citibank, N.A., as Trustee (previously filed with Registration Statement on Form S-3 filed on June 6, 2003).

4	(x)	Registration Rights Agreement dated as of April 15, 2003 by and among Wells Fargo & Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Goldman Sachs & Co. (previously filed with Registration Statement on Form S-3 filed on June 6, 2003).

4	(y)	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(c)(c) to Amendment No. 1 to Wells Fargo’s Registration Statement on Form S-3 dated June 15, 1999).

4	(z)	Certificate of Designations for 2003 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Wells Fargo’s Current Report on Form 8-K dated April 15, 2003).

Wells Fargo and certain of its consolidated subsidiaries have outstanding certain long-term debt. No individual series of such debt exceeds 10% of the total assets of Wells Fargo and its consolidated subsidiaries. Copies of instruments with respect to long-term debt will be furnished to the Commission upon request.

5		Opinion of Senior Counsel of Wells Fargo.

12		Computations of ratio of earnings to fixed charges (incorporated by reference to Exhibit 99(a) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

23	(a)	Consent of Senior Counsel of Wells Fargo (included as part of Exhibit 5) (previously filed with Registration Statement on Form S-3 filed on June 6, 2003).

23	(b)	Consent of KPMG LLP.

24		Powers of Attorney of Wells Fargo (previously filed with Registration Statement on Form S-3 filed on June 6, 2003).

25		Statement of Eligibility of Trustee on Form T-1 (previously filed with Registration Statement on Form S-3 filed on June 6, 2003).

ITEM 17. UNDERTAKINGS

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 18, 2003.

WELLS FARGO & COMPANY

/s/ RICHARD M. KOVACEVICH

By:

Richard M. Kovacevich

Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed on August 18, 2003 by the following persons in the capacities with Wells Fargo & Company indicated:

/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ HOWARD I. ATKINS Howard I. Atkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ RICHARD D. LEVY Richard D. Levy	Senior Vice President and Controller (Principal Accounting Officer)

J.A. BLANCHARD III

SUSAN E. ENGEL

ROBERT L. JOSS

REATHA CLARK KING

RICHARD M. KOVACEVICH

RICHARD D. McCORMICK

CYNTHIA H. MILLIGAN

BENJAMIN F. MONTOYA

PHILIP J. QUIGLEY

DONALD B. RICE

JUDITH M. RUNSTAD

SUSAN G. SWENSON

MICHAEL W. WRIGHT

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	A majority of the Board of Directors of Wells Fargo & Company*

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by the directors named and filed with the Securities and Exchange Commission on behalf of such directors.

/s/ RICHARD M. KOVACEVICH

Richard M. Kovacevich, Attorney-in-Fact

EXHIBIT INDEX

Number	Description	Form of Filing

4(a)	Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Wells Fargo’s Current Report on Form 8-K dated June 28, 1993, Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated July 3, 1995, and Exhibits 3(b) and 3(c) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

4(b)	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3(b) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

4(c)	Certificate of Change of Location of Registered Office and Change of Registered Agent (incorporated by reference to Exhibit 3(b) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

4(d)	Certificate of Designations for ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

4(e)	Certificate of Designations for 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

4(f)	Certificate of Designations for 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated February 26, 1996).

4(g)	Certificate of Designations for 1997 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated April 14, 1997).

4(h)	Certificate of Designations for 1998 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated April 20, 1998).

4(i)	Certificate of Designations for 1999 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(b) to Wells Fargo’s Current Report on Form 8-K dated April 21, 1999).

4(j)	Certificate of Designations for 2000 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(o) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

4(k)	Certificate of Designations for 2001 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated April 17, 2001).

4(l)	Certificate of Designations for Wells Fargo’s 2002 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated April 16, 2002).

4(m)	Certificate of Designations for Adjustable Cumulative Preferred Stock, Series B (incorporated by reference to Exhibit 3(j) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

1

Number	Description	Form of Filing

4(n)	Certificate Eliminating the Certificate of Designations for Fixed/Adjustable Rate Noncumulative Preferred Stock, Series H (incorporated by reference to Exhibit 4(m) to Wells Fargo’s Registration Statement on Form S-3 filed February 28, 2002).

4(o)	Certificate Eliminating the Certificate of Designations for Series C Junior Participating Preferred Stock (incorporated by reference to Exhibit 3(q) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

4(p)	Certificate Eliminating the Certificate of Designations for Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to Wells Fargo’s Current Report on Form 8-K dated November 1, 1995).

4(q)	Certificate Eliminating the Certificate of Designations for 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 3 to Wells Fargo’s Current Report on Form 8-K dated February 20, 1996).

4(r)	Certificate Eliminating the Certificate of Designations for Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3(a) to Wells Fargo’s Current Report on Form 8-K dated April 21, 1999).

4(s)	Certificate Eliminating the Certificate of Designations for Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3(o) to Well Fargo’s Annual Report on Form 10-K for the year ended December 31, 1999).

4(t)	By-Laws (incorporated by reference to Exhibit 3(m) to Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 1998).

4(u)	Rights Agreement, dated as of October 21, 1998, between Norwest Corporation (now named Wells Fargo & Company) and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4.1 to Wells Fargo’s Registration Statement on Form 8-A dated October 21, 1998).

4(v)	Amendment to Rights Agreement, dated as of August 12, 2002, between Wells Fargo and Mellon Investor Services, LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (incorporated by reference to Exhibit 4(c) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4(w)	*Indenture dated as of April 15, 2003 between Wells Fargo & Company and Citibank, N.A., as Trustee.

4(x)	*Registration Rights Agreement dated as of April 15, 2003 by and among Wells Fargo & Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Goldman Sachs & Co.

4(y)	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(c)(c) to Amendment No. 1 to Wells Fargo’s Registration Statement on Form S-3 dated June 15, 1999).

4(z)	Certificate of Designations for 2003 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Wells Fargo’s Current Report on Form 8-K dated April 15, 2003).

2

Number	Description	Form of Filing

Wells Fargo and certain of its consolidated subsidiaries have outstanding certain long-term debt. No individual series of such debt exceeds 10% of the total assets of Wells Fargo and its consolidated subsidiaries. Copies of instruments with respect to long-term debt will be furnished to the Commission upon request.

5	*Opinion of Senior Counsel of Wells Fargo.

12	Computations of ratio of earnings to fixed charges (incorporated by reference to Exhibit 99(a) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

23(a)	*Consent of Senior Counsel of Wells Fargo (included as part of Exhibit 5).

23(b)	Consent of KPMG LLP.	Electronic Transmission

24(a)	*Powers of Attorney of Wells Fargo.

25	*Statement of Eligibility of Trustee on Form T-1.

*  Previously filed.

3